                                                                     EXHIBIT 2.1

================================================================================

                            ASSET PURCHASE AGREEMENT
                                  FOR VANIQA(R)

                                     BETWEEN

                          WOMEN FIRST HEALTHCARE, INC.
                                   AS SELLER,

                                       AND

                        SKINMEDICA, INC., OR ITS DESIGNEE
                                  AS PURCHASER

                           DATED AS OF APRIL 29, 2004
================================================================================

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                                TABLE OF CONTENTS

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SECTION 1. DEFINITIONS AND INTERPRETATION.............................................................      1

         SECTION 1.01.         Defined Terms..........................................................      1

         SECTION 1.02.         Other Defined Terms....................................................      9

         SECTION 1.03.         Interpretation.........................................................     10

         SECTION 1.04.         Singular; Plural; Use of Words.........................................     10

SECTION 2. CONSUMMATION OF TRANSACTION................................................................     11

         SECTION 2.01.         Acquired Assets........................................................     11

         SECTION 2.02.         Assumed Liabilities....................................................     12

         SECTION 2.03.         Purchase Price.........................................................     13

         SECTION 2.04.         Closing; Deliveries....................................................     14

         SECTION 2.05.         Assumption of Assumed Contracts........................................     15

         SECTION 2.06.         Risk of Loss...........................................................     16

         SECTION 2.07.         Bankruptcy Court Approval..............................................     16

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER...................................................     16

         SECTION 3.01.         Organization, Etc......................................................     16

         SECTION 3.02.         Authority; Execution and Delivery; Enforceability......................     17

         SECTION 3.03.         Consents and Approvals; No Violations..................................     17

         SECTION 3.04.         Financial Statements and Books and Records.............................     17

         SECTION 3.05.         Absence of Certain Changes.............................................     18

         SECTION 3.06.         Undisclosed Liabilities................................................     18

         SECTION 3.07.         Taxes..................................................................     18

         SECTION 3.08.         Title of Assets........................................................     18

         SECTION 3.09.         Intellectual Property..................................................     18

         SECTION 3.10.         Material Contracts.....................................................     19

         SECTION 3.11.         Compliance with Law....................................................     19

         SECTION 3.12.         Accounts Receivable....................................................     20

         SECTION 3.13.         Inventory..............................................................     20

         SECTION 3.14.         Customers and Representatives..........................................     20

         SECTION 3.15.         Regulatory Matters.....................................................     20

         SECTION 3.16.         Litigation.............................................................     21

         SECTION 3.17.         Environmental Matters..................................................     21

         SECTION 3.18.         Brokers or Finders.....................................................     22

         SECTION 3.19.         No Other Seller Representations or Warranties..........................     22
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SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER................................................     22

         SECTION 4.01.         Organization, Etc......................................................     22

         SECTION 4.02.         Authority; Execution and Delivery; Enforceability......................     22

         SECTION 4.03.         Consents and Approvals; No Violations..................................     23

         SECTION 4.04.         Litigation.............................................................     23

         SECTION 4.05.         Brokers or Finders.....................................................     23

         SECTION 4.06.         Sufficient Funds.......................................................     23

         SECTION 4.07.         "As Is" Transaction....................................................     24

         SECTION 4.08.         No Other Purchaser Representations or Warranties.......................     24

SECTION 5. ACTIONS PRIOR TO THE CLOSING...............................................................     24

         SECTION 5.01.         Confidentiality........................................................     24

         SECTION 5.02.         Taxes..................................................................     24

         SECTION 5.03.         Bulk Transfer Laws.....................................................     25

         SECTION 5.04.         Returns Handling.......................................................     25

         SECTION 5.05.         Consents and Approvals.................................................     25

         SECTION 5.06.         Conduct of the Business Pending the Closing............................     26

         SECTION 5.07.         Financial Statements...................................................     27

         SECTION 5.08.         Certain Contracts......................................................     27

SECTION 6. BANKRUPTCY AND OTHER COVENANTS.............................................................     27

         SECTION 6.01.         Bankruptcy Court Filings and Approvals.................................     27

         SECTION 6.02.         Assumption of Contracts: Notice to Reject Designated Contracts.........     28

         SECTION 6.03.         Release of Liens.......................................................     28

         SECTION 6.04.         Transfer of Assets.....................................................     28

         SECTION 6.05.         [Intentionally Omitted]................................................     29

         SECTION 6.06.         Notice of Procedure Order..............................................     29

         SECTION 6.07.         No Solicitation; Bankruptcy Court Procedures...........................     29

         SECTION 6.08.         Overbid Procedures.....................................................     29

         SECTION 6.09.         Break-Up Fee and Expense Reimbursement.................................     30

SECTION 7. CONDITIONS TO OBLIGATIONS..................................................................     30

         SECTION 7.01.         Conditions to Obligations of Purchaser.................................     30

         SECTION 7.02.         Conditions to Obligations of Seller....................................     31

         SECTION 7.03.         Conditions to Obligations of Purchaser and Seller......................     32

SECTION 8. ACTIONS AFTER THE CLOSING..................................................................     32
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         SECTION 8.01.         Transfer of Regulatory Matters.........................................     32

         SECTION 8.02.         Effective Time of Closing..............................................     32

         SECTION 8.03.         Insurance..............................................................     32

         SECTION 8.04.         Access to Information..................................................     33

         SECTION 8.05.         No Use of Certain Names................................................     33

         SECTION 8.06.         Customer Notifications.................................................     34

         SECTION 8.07.         Further Assurances and Services........................................     34

         SECTION 8.08.         Reasonable Access to Records and Certain Personnel.....................     35

         SECTION 8.09.         Adverse Event Reporting................................................     35

         SECTION 8.10.         Post-Closing Matters...................................................     36

SECTION 9. TERMINATION; TERMINATION PAYMENT...........................................................     36

         SECTION 9.01.         Termination............................................................     36

         SECTION 9.02.         Effect of Termination..................................................     38

SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION FROM ESCROW ACCOUNT...........     38

         SECTION 10.01.        Survival...............................................................     38

         SECTION 10.02.        Indemnification by Seller..............................................     38

         SECTION 10.03.        Indemnification by Purchaser...........................................     39

         SECTION 10.04.        Calculation of Losses..................................................     40

         SECTION 10.05.        Procedures.............................................................     40

         SECTION 10.06.        Sole Remedy; No Additional Representations.............................     41

         SECTION 10.07.        Limitations on Liability...............................................     41

         SECTION 10.08.        Cooperation............................................................     41

SECTION 11. MISCELLANEOUS.............................................................................     42

         SECTION 11.01.        Notices................................................................     42

         SECTION 11.02.        Descriptive Headings...................................................     43

         SECTION 11.03.        Counterparts...........................................................     43

         SECTION 11.04.        Entire Agreement.......................................................     43

         SECTION 11.05.        Fees and Expenses......................................................     43

         SECTION 11.06.        Injunctive Relief......................................................     43

         SECTION 11.07.        Assignment.............................................................     43

         SECTION 11.08.        Successors and Assigns.................................................     43

         SECTION 11.09.        Severability...........................................................     44

         SECTION 11.10.        Waiver of Jury Trial...................................................     44
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         SECTION 11.11.        Governing Law; Exclusive Jurisdiction..................................     44

         SECTION 11.12.        Schedules, Exhibits and Other Agreements...............................     45

         SECTION 11.13.        Amendments and Waivers.................................................     45
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

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated as of April 29, 2004 (the "Agreement Date") is between Women First HealthCare, Inc., a Delaware corporation ("Seller" or "WFHC"), and SkinMedica, Inc., a Delaware corporation, or its designee (subject to and in accordance with Section 11.08 hereof) ("Purchaser").

                                    RECITALS

      WHEREAS, Seller is engaged in the business, directly or indirectly through its Affiliates (as defined in Section 1.01), of distributing, marketing and selling current presentations and formulations of the prescription form of VANIQA(R) (eflornithine hydrochloride) Cream, 13.9% (the "Product") for use in the Indication (as defined in Section 1.01) (such business as conducted by Seller, the "Business");

      WHEREAS, Seller intends to file a voluntary petition for relief under Chapter 11 of the Bankruptcy Code (as defined in Section 1.01) in the Bankruptcy Court (as defined in Section 1.01);

      WHEREAS, Seller intends to request that the Bankruptcy Court authorize and approve the transactions contemplated herein through the Chapter 11 Case (as defined in Section 1.01) pursuant to, among others, Sections 105, 363 and 365 of the Bankruptcy Code;

      WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, Seller's right, title and interest in and to the Acquired Assets (as defined in Section 1.01); and

      WHEREAS, Purchaser desires to assume, and Seller desires to have assumed, the Assumed Liabilities (as defined in Section 2.02(a)).

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   SECTION 1.
                         DEFINITIONS AND INTERPRETATION

      SECTION 1.01. DEFINED TERMS.

      For purposes of this Agreement:

      "Acquired Assets" shall mean (a) the Intellectual Property, (b) the Books and Records, (c) the Marketing Materials, (d) the Inventory, (e) the Regulatory Documentation, (f) the Assumed Contracts, (g) the content (including any data or databases, the design, and look and feel) of, and any software owned by Seller used to operate, the web sites having any of the URLs listed on Schedule 3.09(a) (excluding all Names), and (h) all rights directly relating to the foregoing, including all claims, counterclaims, credits, causes of action, choses in action, rights of recovery and rights of setoff, but specifically excluding the Excluded Assets.

      "Affiliate" shall mean, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term "control" as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

      "Alternative Transaction" shall mean a transaction or series of related transactions pursuant to which Seller accepts a Qualified Bid for the Acquired Assets or any group of assets that includes the Acquired Assets, other than that of Purchaser, as the highest or best offer.

      "Assignment of Copyrights" shall mean the Assignment of Copyrights agreement executed by Seller and Purchaser in substantially the form of Exhibit A.

      "Assignment of Internet Names" shall mean the Assignment of Internet Names agreement executed by Seller and Purchaser in substantially the form of Exhibit B.

      "Assignment of Seller Patents" shall mean the Assignment of Patents agreement executed by Seller and Purchaser in substantially the form of Exhibit C.

      "Assignment of Trademarks" shall mean the Assignment of Trademarks agreement executed by Seller and Purchaser in substantially the form of Exhibit D.

      "Assumed Contracts" shall mean the Contracts listed on Exhibit E.

      "Assumption Agreement" shall mean the Assumption Agreement executed by Purchaser in substantially the form of Exhibit F.

      "Auction" shall mean the auction that Seller will conduct at the time and place set forth in the Bidding Procedures Order in the event that Seller receives one or more Qualified Bids in addition to Purchaser's Qualified Bid under this Agreement.

      "Avoidance Action" shall mean all rights and avoidance claims of Seller arising under Chapter 5 of the Bankruptcy Code.

      "Balance Sheet" shall mean the balance sheet of Seller as of December 31, 2003 included in the Financial Statements.

      "Bankruptcy Code" shall mean title 11 of the United States Code, as amended and in effect from time to time.

      "Bankruptcy Court" shall mean the United States Bankruptcy Court for the District of Delaware having jurisdiction over Seller and its assets.

      "Bidding Procedures" shall have the meaning set forth in the Bidding Procedures Order.

      "Bidding Procedures Order" shall mean the order of the Bankruptcy Court, pursuant to Sections 105(a), 363 and 365 of the Bankruptcy Code: (a) authorizing and scheduling the Auction; (b) approving procedures for the submission of Qualified Bids; (c) in the case of any subsequent Qualified Bids, approving the initial overbid of at least $1,250,000 and further incremental overbids of at least $100,000; (d) approving the Break-Up Fee and Expense Reimbursement; (e) scheduling a hearing to consider approval of such sale; and (f) approving the form and manner of notice of the Auction procedures and sale hearing, which order shall be submitted to the Bankruptcy Court in the form attached as Exhibit G.

      "Bill of Sale" shall mean the Bill of Sale in substantially the form of Exhibit H.

      "BMS" shall mean Bristol-Myers Squibb Company.

      "BMS Know-How" shall have the meaning set forth in the Master Vaniqa(R) License Agreement.

      "BMS Manufacturing Know-How" shall have the meaning set forth in that certain Supply Agreement dated June 25, 2002, as amended pursuant to the First Amendment to Supply Agreement dated September 8, 2003, between WFHC and BMS.

      "Books and Records" shall mean (a) all books, records and recorded information, including customer, physician and supplier lists, of Seller or its Affiliates primarily related to the Business as of the Closing Date and (b) laboratory books, batch records, stability and clinical studies and regulatory files, if any, related to the Seller Patents.

      "Business Day" shall mean a day other than Saturday, Sunday or any other day on which banking institutions in New York, New York or San Diego, California are required or authorized to close by law or executive order.

      "CERCLA" shall have the meaning given in the definition of "Hazardous Substance or Waste."

      "C.F.R." shall mean the U.S. Code of Federal Regulations.

      "Chapter 11 Case" shall mean the bankruptcy case to be commenced by Seller under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

      "Cleanup" shall mean all actions required to: (A) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (B) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; (C) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (D) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

      "Contract" shall mean any agreement, contract, evidence of indebtedness, purchase order, lease, security or pledge agreement, or license to which Seller is a party or is bound and which relates primarily to the Business or Seller's operations of distributing, marketing and selling the Product, whether oral or written, but excluding all Employee Plans.

      "Copyrights" shall mean the copyrights, copyright registrations and applications held in Seller's name set forth on Schedule 3.09(a), and any other copyrights or works of authorship owned by Seller which are used or held for use primarily in the conduct or operation of the Business.

      "Cure Costs" shall mean all costs required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assumed Contracts.

      "DDMAC" shall have the meaning given in the definition of "Regulatory Documentation."

      "Default" shall mean (i) a breach of or default under any Contract, (ii) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or (iii) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

      "Employee Plan" shall mean each employee benefit plan as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, maintained, used or held for use in the conduct or operation of the Business covering any employee of Seller.

      "Environmental Claim" shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or Release into the indoor or outdoor environment, of any Hazardous Materials at any location, whether or not owned or operated, used or held for use in the conduct or operation of the Business, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws.

      "Environmental Laws" shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

      "Escrow Amount" shall mean an amount equal to $1,000,000.

      "Excluded Assets" shall mean all assets, properties and rights of Seller and any of its Affiliates of whatever kind and nature, real or personal, tangible or intangible, that are not used or held for use primarily in the operation or conduct of the Business.

      "Expense Reimbursement" shall mean all of the reasonable, documented out-of-pocket costs and expenses, including reasonable attorneys' fees, and fees of other professionals, incurred on or after March 1, 2004 by Purchaser for or in connection with the negotiation, documentation and implementation of this Agreement and the transactions contemplated hereby and participation in the Chapter 11 Case, in an amount not to exceed $250,000 in the aggregate.

      "FDA" shall mean the United States Food and Drug Administration, or any successor entity.

      "Final Order" shall mean an order issued and entered by the Bankruptcy Court or by any other court of competent jurisdiction which has not been reversed, stayed, modified, or amended and as to which (i) the time to appeal or petition for review, rehearing or certiorari has expired and no appeal or petition for review, rehearing or certiorari has been timely filed, or (ii) any appeal or petition for review, rehearing or certiorari has been finally decided and no further appeal or petition for review, rehearing or certiorari can been taken or granted.

      "Financial Statements" shall mean the audited consolidated balance sheets of Seller as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2003 included in Seller's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

      "GAAP" shall mean United States generally accepted accounting principles as in effect on the Agreement Date.

      "Gillette" shall mean The Gillette Company, a Delaware corporation.

      "Gillette Know-How" shall have the meaning set forth in the Master Vaniqa(R) License Agreement.

      "Gillette Patents" shall mean: (a) U.S. Patents 4,720,489 and 5,648,394;
(b) all divisionals, continuations, continuations-in-part, reissues, extensions, reexaminations, or renewal applications related to the foregoing; and (c) all foreign equivalents to any of the foregoing.

      "Governmental Entity" shall mean any court of competent jurisdiction, legislature, governmental agency, administrative agency or commission or other governmental authority or other instrumentality of the United States or any other country, or any state, county, city or other political subdivision thereof.

      "Hazardous Materials" shall mean (i) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan ("NOHSPCP"), 40 C.F.R. Section 300.5; (ii) all substances which are designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act ("FWPCA"), 33 U.S.C. Section 1251 et seq.;
(iii) any element, compound, mixture, solution, or substance which is designated pursuant to Section 102 of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq.; (iv) any hazardous waste having the characteristics which are identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq.; (v) any toxic pollutant listed under
Section 307(a) of the FWPCA; (vi) any hazardous air pollutant which is listed under Section 112 of the Clean Air Act, 42 U.S.C. Section 7401 et seq.; (vii) any imminently hazardous chemical substance or mixture with respect to which action has been taken pursuant to Section 7 of the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (viii) petroleum, crude oil, or any fraction thereof; (ix) exposed asbestos and (x) dangerous, toxic, or hazardous substances or similar terms under any other federal, state, provincial or local Environmental Law.

      "IND" shall have the meaning given in the definition of "Regulatory Documentation."

      "Indication" shall mean the treatment of unwanted facial hair in women.

      "Intellectual Property" shall mean, collectively, (a) the Know-How, (b) the Trademarks, (c) the Copyrights, (d) the Trade Dress, (e) the Internet Names and (f) the Seller Patents.

      "Internet Names" shall mean the web addresses, domain names and phone numbers held in Seller's name set forth in Schedule 3.09(a), and the applications and registrations therefor.

      "Inventory" shall mean the units of finished Product packaged for commercial sale as of the Closing Date all of which are located at UPS Logistics.

      "Know-How" shall mean the Manufacturing Know-How and the WFHC Know-How.

      "Knowledge" or "Known" shall mean with respect to Seller, the actual knowledge of each of the individuals set forth on Schedule 1.01(a).

      "Liability" shall mean any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

      "Lien" shall mean any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

      "Manufacturing Know-How" shall mean the percentages and specifications of ingredients, the manufacturing processes, specifications, technology, inventions, assays, quality control and testing procedures, know-how and trade secrets owned by Seller and used to manufacture, formulate, test and package the Product for sale, marketing and distribution as of the Closing Date. For the sake of clarity, none of the foregoing information shall be included in Know-How to the extent that such information is covered by any claim of any Patent.

      "Marketing Materials" shall mean all marketing materials, marketing research data, customer and sales information, product literature, promotional materials and data, advertising and display materials and all training materials in whatever medium (e.g., audio, visual or print) held in Seller's name and primarily related to the Business or the Acquired Assets as of the Closing Date.

      "Master Vaniqa(R) License Agreement" shall mean that certain License Agreement dated June 25, 2002, among WFHC, Gillette and BMS in effect as of the Effective Date (as defined therein), a copy of which is attached hereto as
Exhibit I.

      "Master Vaniqa(R) Purchase Agreement" shall mean that certain Asset Purchase Agreement for Vaniqa(R) dated June 25, 2002 among WFHC, Gillette, BMS and the Partnership, a copy of which is attached hereto as Exhibit J.

      "Material Adverse Effect" shall mean, with respect to a Person, a material adverse effect, whether individually or in the aggregate, (a) on the business, operations, financial condition, assets or properties, or Liabilities of such Person or (b) on the ability of such Person to consummate the transactions contemplated hereby, provided, however, a material adverse effect shall not include general economic or industry circumstances or events and, with respect to Seller, shall not include changes or effects resulting directly or indirectly from the filing by Seller of the Chapter 11 Case.

      "Names" shall mean "Women First HealthCare" and variations and derivates thereof, any other logos, trademarks, trade names or service marks of Seller other than the Trademarks, and any NDC Numbers of Seller.

      "NDA" shall mean any new drug application filed pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R. Section 314.5 et seq., and any equivalent application filed with any Governmental Entity.

      "NDC Number" shall mean the unique, identifying number assigned to a drug product, including the labeler code, product code and package code, in connection with the drug listing requirements of Section 510(j) of the FD&C Act and applicable FDA rules and regulations.

      "NOHSPCP" shall have the meaning given in the definition of "Hazardous Substance or Waste."

      "Order" shall mean any decree, order, injunction, rule, judgment, or consent of or by any court or Governmental Entity.

      "Ordinary Course of Business" shall mean the operation of the Business by Seller in the usual and ordinary course in a manner substantially similar to the manner in which Seller operated during the fiscal year ended December 31, 2003.

      "Partnership" shall mean Westwood-Squibb Colton Holdings Partnership.

      "Patents" shall mean patents and patent applications, and all additions, divisions, continuations, continuations-in-part, provisionals, continued prosecution applications, substitutions, reissues, extensions, registrations and renewals of any of the foregoing.

      "Permits" shall mean all transferable licenses, permits, approvals, certificates of occupancy, authorizations, operating permits, registrations, plans and the like relating exclusively to the conduct of the Business for which consent is obtained.

      "Permitted Liens" shall mean each of the following: (i) Liens for Taxes not yet due and payable as of the Closing Date; (ii) statutory Liens which secure amounts not due and payable as of the Closing Date that arise, and which are customarily discharged, in the ordinary course of business; (iii) the Shire License Agreement; and (iv) easements, right of way and similar imperfections of title and encumbrances, if any, that individually or in the aggregate, do not materially impair the Acquired Assets or their use in the Business.

      "Person" shall mean any individual, group, corporation, partnership or other organization or entity, including any Governmental Entity.

      "Pipeline Number" shall mean the number of tubes of Product equal to (i) the estimated number of tubes of Product held by wholesalers, chain warehouses and pharmacies (calculated for pharmacies as one-half of the April 2004 withdrawal rate per NDC or reasonably equivalent prescription data) as of April 30, 2004 (the "April Estimate") plus (ii) the number of tubes of Product, if any, shipped by Seller to wholesalers, chain warehouses and pharmacies on or after May 1, 2004 and before the seventh Business Day prior to the Closing Date minus (iii) the product of (A) the Withdrawal Rate times (B) the number of days from and including May 1, 2004 until (but excluding) the seventh Business Day prior to the Closing Date minus (iv) the Repurchase Tubes (as defined in Section 2.02(b)) minus (v) any tubes of Product returned to Seller by wholesalers, chain warehouses or pharmacies on or after May 1, 2004 and before the seventh Business Day prior to the Closing Date and included in the calculation of Liability to Customers (as defined in Section 2.03(a)(i))). Each of Seller and Purchaser acknowledges and agrees that it will cooperate with the other in good faith to establish the April Estimate using data and information available to each of Seller and Purchaser.

      "Product Registrations" shall mean the NDAs (including any marketing authorization approvals) and comparable regulatory filings in any country and approvals for the Product held in Seller's name as set forth in Schedule 1.01(b).

      "Qualified Bid" shall have the meaning set forth in the Bidding Procedures Order.

      "RCRA" shall have the meaning given in the definition of "Hazardous Substance or Waste."

      "Registered Intellectual Property" shall mean any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity, other public legal authority or internet domain registrars or registries.

      "Regulation" shall mean any law, statute, regulation, ruling, rule or Order of, administered or enforced by or on behalf of, any court or governmental authority.

      "Regulatory Documentation" shall mean (a) all regulatory filings and supporting documents, chemistry, manufacturing and controls data and documentation, preclinical and clinical studies and tests, (b) the NDA and all regulatory files and foreign equivalents related thereto, (c) all records maintained under record keeping or reporting requirements of the FDA or any other Governmental Entity including all investigational new drug ("IND") applications, IND annual and safety reports, drug master files, FDA warning letters, FDA Notices of Adverse Finding Letters, FDA audit reports (including any responses to such reports), any correspondence with the Department of Drug Marketing, Advertising and Communications (the "DDMAC"), adverse event files, periodic safety update reports, complaint files, and annual product quality reviews and (d) the complete complaint, adverse event and medical inquiry filings with respect to the Product, in each case held by Seller or its Affiliates related to the Business, including the Product Registrations.

      "Related Instruments" shall mean the Confidentiality Agreement, Bill of Sale, Assumption Agreement, Assignment of Trademarks, Assignment of Copyrights, Assignment of Seller Patents, Assignment of Internet Names, Seller's Officer's Certificate, Purchaser's Officer's Certificate and any other agreements entered into in connection with the transaction contemplated in this Agreement.

      "Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in, the air, soil, surface water, groundwater or property.

      "Requirements of Laws" shall mean any applicable foreign, federal, state and local laws, statutes, regulations, rules, codes, ordinances, enforceable judgments, injunctions, decrees and orders, permits, approvals, treaties, enacted, adopted, issued or promulgated by any Governmental Entity or common law in effect as of the Closing Date.

      "Sale Hearing" shall mean the hearing of the Bankruptcy Court to approve the transactions contemplated by this Agreement.

      "Sale Order" shall mean the order of the Bankruptcy Court to be entered pursuant to, among others, Sections 105, 363 and 365 of the Bankruptcy Code approving the conveyance of the Acquired Assets on the terms and conditions set forth in this Agreement to Purchaser, in the form attached as Exhibit K.

      "Seller Patents" shall mean (a) U.S. Patent Application Serial Number 60/315,832 and U.S. Patent Application Serial Number 60/312,657, (b) all divisionals, continuations, continuations-in-part, improvements, reissues, extensions, reexaminations, or renewal applications related to the foregoing, and (c) all foreign equivalents to any of the foregoing. All such Patents and foreign equivalents granted or filed as of the date of this Agreement are set forth on Schedule 3.09(a).

      "Shire" shall mean Shire Pharmaceuticals Ireland Limited.

      "Shire License Agreement" shall mean that certain License and Supply Agreement dated as of December 15, 2003 between WFHC and Shire.

      "Taxes" or "Tax" in the singular form, shall mean any and all taxes, levies or other like assessments, including income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom duty, sales, use, license, withholding, payroll, employment, capital stock and franchise taxes, imposed by any Governmental Entity.

      "Tax Return" shall mean any report, return or other information filed with any taxing authority with respect to Taxes imposed upon or attributable to the operations of the Business.

      "Third Party" shall mean a Person who or which is neither a party hereto nor an Affiliate of a party hereto.

      "Trade Dress" shall mean the trade dress and packaging held and used by Seller or held for use by Seller in the conduct or operation of the Business as of the Closing Date.

      "Trademarks" shall mean all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor held in Seller's name which are used or held for use in the Business as set forth on Schedule 3.09(a), together with the goodwill associated therewith.

      "United States" or "U.S." shall mean the fifty (50) states of the United States of America, the District of Columbia, Puerto Rico and all possessions and territories of the United States of America.

      "U.S.C." shall mean the United States Code.

      "WFHC Know-How" shall mean product specifications, processes, product designs, plans, trade secrets, ideas, concepts, inventions, manufacturing, engineering and other manuals and drawings, standard operating procedures, formulae, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, safety, quality assurance, quality control and clinical data, technical information, research records, and all other confidential or proprietary technical and business information which is used primarily in the Business, in each case owned by WFHC or its Affiliates as of the Closing Date; provided, however, that "WFHC Know-How" shall not include the Gillette Know-How, BMS Know-How, BMS Manufacturing Know-How or Manufacturing Know-How. For the sake of clarity, none of the foregoing information shall be included in know-how to the extent that such information is covered by any claim of any Patents.

      "Withdrawal Rate" shall mean the quotient of (i) number of tubes estimated or presumed to have been dispensed during April 2004 based on the April 2004 withdrawal rate per NDC or reasonably equivalent prescription data divided by
(ii) thirty (30).

      SECTION 1.02. OTHER DEFINED TERMS.

      The following terms have the meanings set forth in the Sections set forth below:

TERM                                                SECTION
----                                                -------
Agreement                                           Preamble
Agreement Date                                      Preamble
Assumed Liabilities                                 2.02
Break-Up Fee                                        6.09
Business                                            Recitals
Closing                                             2.04(a)
Closing Date                                        2.04(a)
Confidentiality Agreement                           5.01
Conflict                                            3.03(a)
Customers                                           3.14
Deposit                                             2.03(b)
Disclosure Schedule                                 Preamble to Section 3
Escrow Account                                      2.03(a)(ii)
Excluded Liabilities                                2.02(b)
FD&C Act                                            3.11
Financing Commitment                                4.06
Hearing Date                                        9.01(k)
Indemnified Party                                   10.05(a)
Indemnifying Party                                  10.05(a)

TERM                                                SECTION
----                                                -------
Liability to Customers                              2.03(a)(i)
Losses                                              10.02(a)
Non-Serious Adverse Event                           8.09(c)
Proceedings                                         3.09(c)
Product                                             Recitals
Purchase Price                                      2.03(a)(i)
Purchaser                                           Preamble
Purchaser Indemnified Parties                       10.02(a)
Purchaser's Officer's Certificate                   2.04(c)(ii)
Representatives                                     3.14
Repurchase Liability                                2.02(b)
Repurchase Tubes                                    2.02(b)
Restricted Persons                                  6.07(b)
Seller                                              Preamble
Seller's Officer's Certificate                      2.04(b)
Serious Adverse Event                               8.09(c)
Supply Arrangement                                  9.01(k)
Third Party Claim                                   10.05(a)
Topping Offer                                       6.08
Transfer Taxes                                      5.02(a)
Transition Services                                 8.07(b)
WFHC                                                Preamble

      SECTION 1.03. INTERPRETATION.

      In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

      SECTION 1.04 SINGULAR; PLURAL; USE OF WORDS.

      The definitions of the terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document in this Agreement shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in this Agreement), (b) any reference in this Agreement to any Person shall be construed to include the Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement, and (d) all references in this Agreement to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits and Schedules of this Agreement. Any law or statute defined or referred to herein shall mean such law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor laws and statutes.

                                   SECTION 2.
                           CONSUMMATION OF TRANSACTION

      SECTION 2.01. ACQUIRED ASSETS.

            (a)   Transfer of Acquired Assets.

                  (i) On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all the right, title and interest of Seller as of the Closing Date in, to and under the Acquired Assets, free and clear of all Liens, other than Permitted Liens, in accordance with Section 363(f) of the Bankruptcy Code.

                  (ii) Purchaser acknowledges and agrees that the Acquired Assets do not include (A) any rights in or to any Patents other than the Seller Patents, (B) any rights in or to any other intellectual property other than the Intellectual Property or (C) any rights in or to any Excluded Assets.

                  (iii) Purchaser acknowledges and agrees that the Acquired
                        Assets shall be subject in all respects to the license rights previously granted by Seller to Shire under the Shire License Agreement.

                  (iv) Notwithstanding anything contained in this Agreement to the contrary, (A) from and after the Closing, Seller and its respective Affiliates shall retain all of their respective rights, title and interest in and to the Excluded Assets, and (B) Seller may retain an archival copy of all Books and Records, Marketing Materials, Regulatory Documentation and other documents or materials conveyed by Seller hereunder.

            (b) No Assignment. Notwithstanding anything to the contrary contained in this Agreement, except as provided in the Sale Order, if the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Purchaser of any asset that would be an Acquired Asset, other than any Assumed Contract listed on Exhibit E hereto or any asset or assets that are material to the conduct of the Business on the whole, is (i) prohibited by any Requirements of Laws or (ii) would require any authorizations, approvals, consents or waivers from a Third Party or Governmental Entity and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing or obviated by the Sale Order, then in either case the Closing shall proceed without the sale, assignment, transfer, conveyance or delivery of such asset and this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery of such asset. In the event that the Closing proceeds without the sale, assignment, transfer, conveyance or delivery of any such asset, then following the Closing, the parties shall use their reasonable commercial efforts, and cooperate with each other in good faith, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that Seller shall not be required to pay any consideration to obtain any such authorization, approval, consent or waiver. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in good faith (at their own expense) in any reasonable and lawful arrangements that will provide to Purchaser the benefits of use of such asset and to Seller the benefits, including any indemnities, that, in each case, it would have obtained had the asset been conveyed to Purchaser at the Closing. To the extent that Purchaser is provided the benefits of an asset pursuant to this Section 2.01(b), from and after the Closing Date Purchaser shall perform the obligations of Seller with respect to such asset that arise after the Closing Date and satisfy any related obligations and Liabilities with respect to such asset that arise after the Closing Date, that in each case, but for the lack of an authorization, approval, consent or waiver to assign such obligations or Liabilities to Purchaser, would be Assumed Liabilities. If authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Seller shall assign, transfer, convey and deliver such asset to Purchaser at no additional cost to Purchaser.

      SECTION 2.02. ASSUMED LIABILITIES.

            (a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing Date, and Purchaser shall pay, perform and discharge when due, the following Liabilities, obligations and commitments of Seller and its Affiliates (the "Assumed Liabilities"):

                  (i) all Liabilities, obligations and commitments that Purchaser has expressly assumed or agreed to assume under this Agreement (including as contemplated by Section 5.04 hereof);

                  (ii) all Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to Person or property due to the use or misuse of any Product sold after the Closing Date or the use or misuse of Acquired Assets after the Closing Date;

                  (iii) all Liabilities (excluding Cure Costs) arising after the
                        Closing Date and arising under the Assumed Contracts;
                        and

                  (iv) the Liability to Customers and the Repurchase Liability, each of which shall be deducted from the Purchase Price pursuant to Section 2.03(a)(i).

            (b) Prior to the Closing Date, Seller may make offers to repurchase tubes of Product from wholesale customers at prices to be specified by Seller and shall use commercially reasonable efforts to repurchase tubes of Product with expiration dates prior to June 30, 2005. Seller agrees to keep Purchaser reasonably informed of its efforts and progress in repurchasing tubes of Product. The number of tubes of Product, regardless of expiration date, that such customers agree in writing delivered on or before the seventh Business Day prior to the Closing Date to return following such date at the prices specified by Seller in its offers or at other prices mutually agreed to by Seller and such customers shall be referred to herein as the "Repurchase Tubes." The aggregate dollar amount required to repurchase the Repurchase Tubes at the prices agreed upon by Seller and such customers shall be referred to herein as the "Repurchase Liability." The parties acknowledge and agree that the Repurchase Tubes shall be destroyed and in no event shall the Repurchase Tubes be re-sold by Seller or Purchaser.

            (c) Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in Section 2.02(a), Purchaser shall not assume, or otherwise be responsible for, any Liabilities of Seller whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the Closing Date ("Excluded Liabilities"), which Excluded Liabilities include:

                  (i) all Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to Person or property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products, due to the use or misuse of any Product sold on or prior to the Closing Date or the use or misuse of the Acquired Assets on or prior to the Closing Date;

                  (ii) any Liability to or in respect of any employees or former employees of Seller;

                  (iii) any Liability of Seller in respect of any Tax (except as contemplated by Section 5.02 below); and

                  (iv) Environmental Claims arising from occurrences prior to the Closing Date.

      SECTION 2.03.PURCHASE PRICE.

            (a) Purchase Price. As full and fair consideration for the Acquired Assets, Purchaser agrees to:

                  (i) deliver or cause to be delivered to Seller at the Closing by wire transfer in immediately available funds an amount equal to Twenty-Five Million Dollars ($25,000,000.00) minus (A) the dollar amount of any obligations of Seller to wholesalers and chain warehouses for Product returned by such parties to Seller on or before the seventh Business Day prior to the Closing Date and not replaced by Seller with alternative product or a return of purchase price on or before such date, utilizing payment terms acceptable to these customers and Seller, provided such payment terms shall not be below 90% of the original net invoice price without Purchaser's approval (the "Liability to Customers"); minus (B) the Repurchase Liability; minus
                        (C) an amount equal to $1,854,279, such amount to be used by Purchaser (in whole or in part, without recourse by Seller to any amount not so used) to obtain a Supply Arrangement (as defined in Section 9.01(k)); minus (D) the value (based on Seller's January 2004 Wholesale Acquisition Cost price of $42.32 per tube) of any tubes of Product shipped by Seller between April 15, 2004 and the seventh Business Day prior to the Closing Date in excess of 16,463 tubes of Product (provided that any tubes of Product sold by Seller directly to physicians consistent with past practice shall not be counted in this calculation) (such amount, the "Purchase Price"); minus (E) the Deposit; minus (F) the Escrow Amount. Seller and Purchaser shall cooperate with each other to calculate and mutually agree upon the amounts contemplated by clauses (A), (B) and (D) above at least five (5) Business Days prior to the Closing Date;

                  (ii) deliver or cause to be delivered to a separate bank account of Seller (the "Escrow Account"), by wire transfer in immediately available funds, the Escrow Amount, pending determination of certain indemnification obligations of Seller as set forth in Section 10.02. As evidenced by the letter agreement, dated April 29, 2004, between Seller's senior secured lenders and Purchaser, Seller's senior secured lenders have agreed that Purchaser's rights to any funds in the Escrow Account pursuant to the terms of this Agreement are superior to the rights of such lenders to, or liens held by such lenders on, any funds in the Escrow Account. The parties agree that the Escrow Amount shall be disbursed only with the written consent of Purchaser and Seller, unless the Bankruptcy Court shall otherwise direct; and

                  (iii) assume the Assumed Liabilities as of the Closing.

            (b) Earnest Money Deposit. Within four (4) Business Days after the commencement of the Chapter 11 Case by Seller, Purchaser shall deliver to a joint bank account of Seller and Purchaser, by wire transfer in immediately available funds, an amount equal to $1,500,000 (the "Deposit"). Interest earned on the Deposit shall be credited to and become part of the Deposit reflected as it is credited to such accounts. As evidenced by the letter agreement, dated April 29, 2004, between Seller's senior secured lenders and Purchaser, Seller's senior secured lenders have agreed that Purchaser's rights to any funds in the Earnest Money Deposit account pursuant to the terms of this Agreement are superior to the rights of such lenders to, or liens held by such lenders on, any funds in the Earnest Money Deposit account. The Deposit shall be disbursed in accordance with one of the following provisions, whichever shall apply:

                  (i) If the Closing occurs, then at Closing the amount of the Deposit shall be credited toward the Purchase Price and delivered to Seller;

                  (ii) If this Agreement is terminated pursuant to Section 9 of this Agreement (other than a termination with respect to which the Deposit is payable to Seller pursuant to clause (iii) below), then within two (2) Business Days after such termination, the Deposit shall be returned to Purchaser; or

                  (iii) If (x) this Agreement is terminated by Seller pursuant to Section 9.01(c) of this Agreement and (y) as of the date of such termination Purchaser does not have any right to terminate this Agreement pursuant to Section 9, then the Deposit shall be paid to Seller as liquidated damages and not a penalty and as Seller's sole and exclusive remedy. The parties recognize that the determination of damages in the event of a termination of this Agreement pursuant to Section 9 will be difficult and that the disbursement of the Deposit constitutes a reasonable estimate of such actual damages, and therefore liquidated damages and not a penalty.

      SECTION 2.04. CLOSING; DELIVERIES.

            (a) Closing. Provided that the Sale Order shall have been entered and no stay with respect thereto shall be in effect and the closing of the transactions contemplated hereby (the "Closing") is permitted under the terms of the Sale Order, the Closing shall take place at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 300, San Diego, California 92130 and on a date and time (the "Closing Date") to be mutually agreed upon by Purchaser and Seller.

            (b) Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered four (4) originals or facsimiles (with originals to follow within forty-eight (48) hours after the Closing) of each of the following, in each case duly executed by Seller, (A) the Bill of Sale, (B) the Assignment of Copyrights, (C) the Assignment of Trademarks, (D) the Assignment of Seller Patents, (E) the Assignment of Internet Names, (F) the Assumption Agreement, (G) a certificate, duly executed by an authorized officer of Seller, in substantially the form attached hereto as Exhibit L ("Seller's Officer's Certificate"), (H) a certified copy of the resolutions of the Board of Directors of Seller approving the transactions contemplated hereby, (I) valid and binding consents of all Persons whose consent was obtained pursuant to
Section 5.05(a)(i), and (J) such other documents, instruments and certificates as may be appropriate to effect the transactions contemplated hereby as Purchaser may reasonably request.

            (c) Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

                  (i) the Purchase Price in immediately available U.S. dollars by electronic funds transfer in the amounts and to the accounts of such entities as are designated by Seller to Purchaser in writing not later than two (2) Business Days prior to the Closing Date; and

                  (ii) four (4) originals or facsimiles (with originals to follow within forty-eight (48) hours after the Closing) of each of the following, in each case duly executed by Purchaser, (A) the Assignment of Copyrights, (B) the Assignment of Trademarks, (C) the Assignment of Seller Patents, (D) the Assignment of Internet Names, (E) the Assumption Agreement, (F) a certificate, duly executed by an authorized officer of Purchaser, in substantially the form attached hereto as Exhibit M ("Purchaser's Officer's Certificate"), (G) a certified copy of the resolutions of the Board of Directors of Purchaser approving the transactions contemplated hereby and (H) such other documents, instruments and certificates as may be appropriate to effect the transactions contemplated hereby as Seller may reasonably request.

            (d) Delivery of Documents. All documents delivered at the Closing by the parties pursuant to Sections 2.04(b) and 2.04(c)(ii) shall be dated as of the Closing Date.

            (e) Delivery of Certain Acquired Assets. On the Closing Date, title to the Inventory, the Regulatory Documentation, the Books and Records and the Marketing Materials shall be transferred to Purchaser. Immediately following the Closing, Seller will make the Inventory available for pick-up by Purchaser or its common carrier. In addition, promptly, but in no event later than ten
(10) days following the Closing Date, Seller will deliver to Purchaser that portion of the Regulatory Documentation comprised of the complete complaint, adverse event and medical inquiry filings with respect to the Product. Promptly, but in no event later than thirty (30) days following the Closing Date, Seller will deliver the Books and Records, the Marketing Materials and the balance of the Regulatory Documentation to Purchaser. Seller shall bear the risk of loss to the Inventory, the Regulatory Documentation, the Books and Records and the Marketing Materials until they have been delivered to Purchaser or its common carrier; thereafter, Purchaser shall bear all risk of loss associated with such Acquired Assets and shall be solely responsible for procuring adequate insurance to protect against such loss. Seller shall continue to maintain adequate insurance against loss associated with the Acquired Assets until they have been delivered to Purchaser or its common carrier.

      SECTION 2.05. ASSUMPTION OF ASSUMED CONTRACTS.

      The Sale Order will provide for the assumption by Seller and the sale and assignment to Purchaser, effective upon the Closing, of the Assumed Contracts such that as of the Closing Date, Seller shall assume pursuant to Section 365(a) of the Bankruptcy Code and sell and assign to Purchaser pursuant to Sections 363(b), (f) and (m) and Section 365(f) of the Bankruptcy Code each of the Assumed Contracts. The Assumed Contracts are set forth on Exhibit E and identified by the date of the Assumed Contracts (if available) and the other party or parties to such Assumed Contract. The Cure Costs have been determined in good faith by Seller based on Seller's Books and Records and are as set forth as of the date hereof on Schedule 2.05 of the Disclosure Schedule. Seller shall be responsible for providing notice to the non-debtor parties to all Assumed Contracts at least 30 calendar days prior to the Sale Hearing and shall make any filings and appearances with the Bankruptcy Court as required by the Bankruptcy Code or this Agreement. The Cure Costs shall be paid by Seller. True and complete copies of the Assumed

Contracts, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Purchaser prior to the execution of this Agreement. Except as set forth on Schedule 2.05(a): (1) subject to payment of any Cure Costs, and except for any default arising as a result of the commencement of the Chapter 11 Case or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, each Assumed Contract is valid, binding and in full force and effect, and is enforceable by Seller, as applicable, in accordance with its terms; (2) subject to payment of any Cure Costs, and except for any default arising as a result of the commencement of the Chapter 11 Case, Seller and, to the Knowledge of Seller, each counterparty to any Assumed Contract, has performed in all respects the obligations required to be performed by it to date and is not in default under each Assumed Contract to which it is a party, except for such failure or failures to perform which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller;
(3) subject to payment of any Cure Costs and, except for any default arising as a result of the commencement of the Chapter 11 Case, Seller has not received any notice of default under any Assumed Contract to which it is a party, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. Except as a result of the Chapter 11 Case or as set forth on Schedule 2.05(a) of the Disclosure Schedule, as of the date hereof, Seller is not in negotiations to amend, or contemplating the amendment of, any Assumed Contract. Except as set forth in the Shire License Agreement, Seller is not a party to or bound by any non-competition agreement that materially impairs its ability to operate the Business. Purchaser shall use commercially reasonable efforts to provide, to the extent necessary, evidence of its ability to provide adequate assurance of future performance of the obligations under the Assumed Contracts as required by Section 365 of the Bankruptcy Code.

      SECTION 2.06. RISK OF LOSS.

      Except as otherwise provided in Section 2.04(e), (a) until the Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller and (b) at the Closing, title to the Acquired Assets shall be transferred to Purchaser and Purchaser shall thereafter bear all risk of loss associated with the Acquired Assets including, without limitation, any loss from an environmental impact arising from the Release or consumption of the Product after the Closing, and shall be solely responsible for procuring adequate insurance to protect the Acquired Assets against any such loss.

      SECTION 2.07. BANKRUPTCY COURT APPROVAL.

      Notwithstanding anything contained herein to the contrary, performance by Seller of its obligations under this Agreement are expressly conditioned upon entry of the Sale Order, that shall not have been stayed by the Closing, by the Bankruptcy Court expressly approving such performance.

                                   SECTION 3.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Purchaser, as of the date hereof and the Closing Date (except as otherwise expressly provided herein), subject to such exceptions as are disclosed in the disclosure schedule supplied by Seller (the "Disclosure Schedule"), which Disclosure Schedule shall be deemed to be representations and warranties of Seller as if made herein, as follows:

      SECTION 3.01. ORGANIZATION, ETC.

      Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required, except for any jurisdiction where failure to so qualify would not have a Material Adverse Effect on Seller. Seller has full power and authority, and holds all permits and authorizations, to carry on its business, including the Business, and to own and use the assets and properties owned and used by it, including the Acquired Assets, except where the failure to have such power and authority or to hold such permits or authorizations would not have a Material Adverse Effect on Seller.

      SECTION 3.02. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY.

      Subject to entry of the Sale Order, Seller has all requisite power and authority and has taken all actions necessary to execute and deliver this Agreement and all Related Instruments to be executed and delivered by Seller, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, and no other proceedings on the part of Seller are necessary to authorize this Agreement or any Related Instrument to be executed and delivered by Seller or to consummate the transactions contemplated hereby or thereby. Subject to the provisions of the Bankruptcy Code and the entry and effectiveness of the Sale Order: this Agreement has been duly and validly executed and delivered by Seller and, assuming that this Agreement has been duly authorized, executed and delivered by Purchaser, constitutes, and each Related Instrument that is to be executed and delivered by Seller will constitute when executed and delivered by Seller, assuming that such Related Instrument has been duly authorized, executed and delivered by Purchaser, if and as applicable, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

      SECTION 3.03. CONSENTS AND APPROVALS; NO VIOLATIONS.

            (a) Subject to entry of the Sale Order, the execution and delivery by Seller of this Agreement and any Related Instruments, and the performance by Seller of its obligations under this Agreement and any Related Instrument to be executed and delivered by Seller and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or violate or breach any of the terms, conditions or provisions of any organizational document of Seller; (ii) conflict with or result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, any Contract to which Seller is a party or by which Seller or any of the Acquired Assets is bound, or result in the creation or imposition of any Lien upon any of the Acquired Assets, other than Permitted Liens; or (iii) violate or conflict with any Requirements of Laws applicable to Seller or the Acquired Assets, except in the case of clauses (ii) or (iii) for violations, breaches or defaults which would not result in a Material Adverse Effect with respect to Seller (any of (i), (ii) and (iii), a "Conflict").

            (b) No permit, consent, approval, or registration, declaration or filing with, any Person (so as not to trigger any Conflict) is necessary for the execution and delivery of this Agreement or any Related Instrument by Seller or the consummation by Seller of the transactions contemplated by this Agreement or any Related Instrument to be executed and delivered by Seller, except for consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, as applicable, and except for those filings, permits, consents, approvals, registrations or declarations the failure of which to be made or obtained would not result in a Material Adverse Effect with respect to Seller.

      SECTION 3.04. FINANCIAL STATEMENTS AND BOOKS AND RECORDS.

      The Financial Statements have been prepared in accordance with Seller's accounting policies applied on a consistent basis, which are in accordance with GAAP, and fairly present, in all material respects, as of the dates thereof and for the periods then ended, the financial condition and results of operations of Seller. To the Knowledge of Seller, the Books and Records are all of the books, records and recorded information related to the Business.

      SECTION 3.05. ABSENCE OF CERTAIN CHANGES.

      Since January 1, 2004 to the date of this Agreement, except as set forth on Schedule 3.05, Seller has not: (i) transferred or granted any rights or options in or to any of the Acquired Assets, except for the transfer of Inventory in the Ordinary Course of Business; (ii) transferred to any Third Party any rights under any licenses, sublicenses or other agreements with respect to any Intellectual Property; or (iii) engaged in special promotions of the Product or established any tie-ins of the Product with Seller's other products.

      SECTION 3.06. UNDISCLOSED LIABILITIES.

         Seller does not have any liabilities related to or arising from the Business required by GAAP to be reflected or reserved against in a balance sheet of Seller consistently prepared except (a) liabilities reflected or reserved against in the Balance Sheet, (b) liabilities related to Product that has been returned or anticipated to be returned, (c) liabilities disclosed on Schedule
3.06 and (d) liabilities that were incurred since December 31, 2003 that are immaterial, individually or in the aggregate.

      SECTION 3.07. TAXES.

      Seller has timely filed all material returns, declarations, reports, information returns and statements required to be filed by it in respect of any Taxes relating to or arising from the Business and/or the Acquired Assets and paid all Taxes relating to or arising from the Business and/or the Acquired Assets due and payable by it through the date hereof. No written notice of any material proposed tax deficiency, assessment or levy has been received, used or held for use in the conduct or operation of the Business relating to or arising from the Business and/or the Acquired Assets. Seller has duly withheld from each payment from which such withholding is required by law the amount of all Taxes relating to or arising from the Business and/or the Acquired Assets required to be withheld therefrom and has paid the same (to the extent due), together with the employer's share of the same, if any, to the proper tax receiving officers.

      SECTION 3.08. TITLE OF ASSETS.

      Upon the consummation of the transactions contemplated herein, Purchaser shall acquire all right, title and interest of Seller in and to, the Acquired Assets, free and clear of all Liens, other than Permitted Liens.

      SECTION 3.09. INTELLECTUAL PROPERTY.

            (a) Schedule 3.09(a) sets forth the Seller Patents, Copyrights, Internet Names and Trademarks. Except as set forth on Schedule 3.09(a) and for Permitted Liens, Seller has all right, title and interest in and to the Intellectual Property owned by Seller, free and clear of all mortgages, pledges, charges, Liens, equities, security interests or other encumbrances without any conflict known to Seller with the rights of others.

            (b) To the Knowledge of Seller, each item of Intellectual Property is valid, subsisting, in full force and effect, and has not been abandoned or passed into the public domain, and all necessary registration, maintenance and renewal documentation and fees in connection with Registered Intellectual Property have been timely filed with the appropriate authorities and paid.

            (c) Except as set forth on Schedule 3.09(c), to the Knowledge of Seller, there are no claims, actions, suits, proceedings, arbitrations, orders, inquiries, hearings or assessments before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) or other Governmental Entity other than proceedings related to usual and customary patent or trademark prosecutions in the Ordinary Course of Business ("Proceedings") relating to any Intellectual Property, BMS Know-How, Gillette Patents or Gillette Know-How, and no Intellectual Property, BMS Know-How, Gillette Patents or Gillette Know-How is subject to any outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer or licensing thereof or that may affect the validity, use or enforceability of the Intellectual Property or any BMS Know-How, Gillette Patents or Gillette Know-How. Seller has no Knowledge of any facts, circumstances or information that would render the Registered Intellectual Property invalid or unenforceable, would adversely affect any pending application for any Registered Intellectual Property, or would materially adversely affect or materially impede Purchaser's ability to use any Intellectual Property, BMS Know-How, Gillette Patents or Gillette Know-How in the manner used or held for use in the conduct or operation of the Business as currently conducted.

            (d) To the Knowledge of Seller, no Person has infringed or misappropriated, or is infringing or misappropriating, the Intellectual Property. Seller has not received written notice from any Person and has no Knowledge that the use of the Intellectual Property, BMS Know-How, Gillette Know-How or Gillette Patents has infringed or misappropriated, or infringes or misappropriates, the intellectual property of any Person or has constituted or constitutes unfair competition or trade practices under the laws of any jurisdiction.

            (e) To the Knowledge of Seller, no present or former employee or consultant of Seller owns or has any proprietary financial or other interest, direct or indirect, in the Intellectual Property, BMS Know-How, the Gillette Patents or Gillette Know-How.

            (f) Seller has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of any Seller, BMS or Gillette trade secrets or confidential information included in the Intellectual Property, BMS Know-How or Gillette Know-How, including having and enforcing a policy requiring employees, consultants and other independent contractors to execute confidentiality and intellectual property assignment agreements.

            (g) The Intellectual Property, BMS Know-How, Gillette Know-How and Gillette Patents constitute all of the intellectual property rights owned, exclusively licensed or otherwise controlled, used or held for use by Seller in the conduct or operation of the Business as currently conducted.

      SECTION 3.10. MATERIAL CONTRACTS.

      Schedule 3.10 contains a true and correct list of the Contracts. True and complete copies of each of the Contracts have been made available to Purchaser. As of the date of this Agreement, (a) each of such Contracts is, or after giving effect to the Sale Order will be, in full force and effect and is, or will be, valid, binding and enforceable against Seller in accordance with its terms, (b) after giving effect to the Sale Order, there exists no default of a material provision of any such Contract or event which, with the giving of notice or lapse of time or both, would constitute such default thereunder by Seller, and
(c) no written notice of termination or nonrenewal has been received or given under any Contract.

      SECTION 3.11. COMPLIANCE WITH LAW.

      Except to the extent that it could not reasonably be expected to have a Material Adverse Effect, the Business is conducted in compliance with all applicable permits, government licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions, decrees, laws, regulations, guidance and guidelines, including the United States Food, Drug and Cosmetic Act (the "FD&C Act") and the Prescription Drug Marketing Act. Seller has not received any written notice to the effect that, or otherwise been advised that, it is not currently in compliance with any of such permits, government licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions, decrees, laws, regulations, guidance or guidelines.

      SECTION 3.12. ACCOUNTS RECEIVABLE.

      As of the date hereof, the accounts receivable arising out of the Business consist solely of accounts receivable from physicians in an approximate amount of $3,500.

      SECTION 3.13. INVENTORY.

      All of the Inventory reflects the normal inventory valuation policies of Seller and is valued on the Balance Sheet at the lower of cost and market value, on a first-in, first-out basis in accordance with GAAP and reflects write-downs to realizable values in the case of items which are below standard quality or have become obsolete or unsaleable (except at prices with less than normal gross margins). The Inventory is of good and merchantable quality, fit for the purpose for which it is intended and saleable and useable in the Ordinary Course of Business. All of the items of Inventory (subject to the reserves described above) meet Seller's current standards and specifications.

      SECTION 3.14. CUSTOMERS AND REPRESENTATIVES.

      Schedule 3.14(a) sets forth a true and complete list of the top ten (10) customers or representatives (whether pursuant to a commission, royalty, sale or other arrangement) of Seller by dollar volume who paid, or were provided goods or services related to the Business during the twelve month period ended December 31, 2003, showing, with respect to each, the name and dollar volume involved (collectively, the "Customers" and "Representatives" as the case may be). Prior to the date of this Agreement, no Customer or Representative has indicated to Seller in writing that it will not or would not continue a relationship with Purchaser (or an Affiliate thereof) substantially similar to its historical relationship with Seller.

      SECTION 3.15. REGULATORY MATTERS.

            (a) Except as set forth as Schedule 3.15(a), Seller has filed with all applicable Governmental Entities, including the FDA, all notices, supplemental applications and annual or other reports or documents, including adverse experience reports that are material to the conduct of the Business as conducted during the one (1) year period prior to the date of this Agreement to the extent required under all applicable laws, including the FD&C Act, except to the extent failure to make such filings could not reasonably be expected to have a Material Adverse Effect.

            (b) Except as set forth on Schedule 3.15(b), Seller has not received or been subject to: (i) any FDA Form 483's with respect to the Product;
(ii) any FDA Notices of Adverse Findings with respect to the Product; or (iii) any warning letters or other written correspondence from the FDA or any other Governmental Entity with respect to the Product during the one (1) year prior to this Agreement, or at any time prior to this Agreement to the extent still active or pending, in which the FDA or such other Governmental Entity asserted that the operations of Seller were not in compliance with applicable Requirements of Laws with respect to the Product in the United States or any foreign jurisdiction. Except as could not reasonably be expected to have a Material Adverse Effect on Seller, there has not been any occurrence of any product recall, market withdrawal or replacement, or post-sale warning conducted by or on behalf of Seller concerning the Product in the United States or any foreign jurisdiction, or any product recall, market withdrawal or replacement conducted by or on behalf of any entity as a result of any alleged defect in the Product in the United States or any foreign jurisdiction during the one (1) year prior to this Agreement, or at any time prior to this Agreement to the extent still active or pending, and Seller has made available to Purchaser each material complaint and notice of alleged defect or adverse reaction with respect to the Product in the United States or any foreign jurisdiction that has been received in writing by Seller and its Affiliates.

            (c) The Product Registrations are the only material regulatory approvals necessary from all applicable Governmental Entities, including the FDA, for Seller to conduct the Business as currently conducted by Seller.

            (d) Seller has fulfilled and performed its obligations under the Product Registrations in the United States and in the EU, Canada and Puerto Rico. No event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default or violation under any such Product Registration or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Product Registration, or which might adversely affect in any material respect the rights of Seller under any such Product Registration; provided, however, post-marketing studies may be necessary or required by certain Governmental Entities. No notice of cancellation, of default, of violation or of any material dispute concerning the Product Registrations, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller. The Product Registrations are valid, subsisting and in full force and effect, and may, subject to applicable law, be assigned and transferred to Purchaser in accordance with this Agreement, and will continue in full force and effect thereafter, in each case so long as the Business is conducted by Purchaser in the manner currently conducted, without (i) the occurrence of any breach, default or forfeiture of rights thereunder, or (ii) the consent, approval or act of, or the making of any filing with, any Governmental Entity other than as set forth on Schedule 3.15(d); provided, however, post-marketing studies may be necessary or required by certain Governmental Entities.

      SECTION 3.16. LITIGATION.

      Except as set forth on Schedule 3.16, there are no Proceedings pending or, to Seller's Knowledge, threatened in writing against, relating to, affecting or arising in connection with (a) Seller (in respect of the Acquired Assets or the Business), the Acquired Assets or the Business, (b) this Agreement and any Related Instrument to which it is a party or (c) the transactions contemplated by this Agreement or any Related Instrument to which it is a party.

      SECTION 3.17. ENVIRONMENTAL MATTERS.

            (a) No written claims have been made, or to the Knowledge of Seller, threatened by Third Parties for any Release relating to the Product.

            (b)   Except as is not reasonably likely to have a Material Adverse
Effect: all properties currently used or held for use by Seller in the conduct or operation of the Business and all activities of Seller are in compliance with all applicable Environmental Laws; Seller has maintained in effect all environmental permits, licenses, certificates or other approvals with respect to the Business required by any applicable Environmental Law; and Seller is in compliance with all terms and conditions of such approvals.

            (c) Seller has not received written notification within the immediately preceding three years from any Governmental Entity with respect to any current, existing material violation of Environmental Law relating to the Business.

            (d) Seller has not received written notification within the immediately preceding five years (i) that it is a Potentially Responsible Party under the CERCLA or analogous state or federal law at any site listed on the National Priorities List (or any such analogous state or federal list) to which it sent or arranged for the transportation or disposal of hazardous waste or (ii) naming it as a Potentially Responsible Party as defined in and pursuant to NOHSPCP, CERCLA, RCRA or any comparable state or federal legal requirement whereby Seller may be required to investigate or remediate any sites or facilities which have been contaminated by Hazardous Materials or similar terms under any other Environmental Law.

            (e) Seller has not received written notification that it is liable for contribution or indemnification for costs incurred by another Person under CERCLA or analogous state, federal or foreign law.

      SECTION 3.18. BROKERS OR FINDERS.

      Except for Miller Buckfire Lewis Ying & Co., LLC (whose fees shall be paid by Seller), Seller has not retained any agent, broker, investment banker, financial advisor or other Person that is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement by reason of any action taken by or on behalf of Seller, and there are no claims for any of the foregoing.

      SECTION 3.19. NO OTHER SELLER REPRESENTATIONS OR WARRANTIES.

      EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3 (INCLUDING THE DISCLOSURE SCHEDULE) AND SELLER'S OFFICER'S CERTIFICATE, NEITHER SELLER NOR ANY OF ITS AFFILIATES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, ON BEHALF OF SELLER OR ANY OF ITS AFFILIATES.

                                   SECTION 4.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Seller as of the date hereof and the Closing Date, as follows:

      SECTION 4.01. ORGANIZATION, ETC.

      Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full power and authority, and holds all permits and authorizations, to carry on its business and to own and use the assets and properties owned and used by it, except where the failure to have such power and authority or to hold such permits and authorizations would not have a Material Adverse Effect on Purchaser.

      SECTION 4.02. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY.

      Purchaser has all requisite corporate power and authority and has taken all actions necessary to execute and deliver this Agreement and all Related Instruments to be executed and delivered by Purchaser, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or any Related Instrument to be executed and delivered by Purchaser or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming that this Agreement has been duly authorized, executed and delivered by Seller, constitutes, and each Related Instrument that is to be executed and delivered by Purchaser will constitute when executed and delivered by Purchaser, assuming that such Related Instrument has been duly authorized, executed and delivered by Seller a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and
(b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

      SECTION 4.03. CONSENTS AND APPROVALS; NO VIOLATIONS.

            (a) The execution and delivery by Purchaser of this Agreement and any Related Instruments, the performance by Purchaser of its obligations under this Agreement and any Related Instrument to be executed and delivered by Purchaser, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or violate or breach any of the terms, conditions or provisions of the certificate of incorporation, by-laws or other organizational document of Purchaser, (ii) conflict with or result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, any Contract to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound or (iii) violate or conflict with any Requirements of Laws applicable to Purchaser, except in the case of clauses (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect with respect to Purchaser.

            (b) No permit, consent, approval or registration, declaration or filings with, any Person is necessary for the execution and delivery of this Agreement or any Related Instrument by Purchaser or the consummation by Purchaser of the transactions contemplated by this Agreement or any Related Instrument to be executed and delivered by Purchaser, except for those permits, consents, approvals, registrations, declarations or filings the failure of which would not result in a Material Adverse Effect with respect to Purchaser.

      SECTION 4.04. LITIGATION.

      There are no Proceedings, pending or, to Purchaser's Knowledge, threatened in writing against, relating to, affecting or arising in connection with (a) Purchaser that would result in a Material Adverse Effect with respect to Purchaser, (b) this Agreement or any Related Instrument to be executed and delivered by Purchaser or (c) the transactions contemplated by this Agreement or any Related Instrument to be executed and delivered by Purchaser.

      SECTION 4.05. BROKERS OR FINDERS.

      Neither Purchaser nor its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement by reason of any action taken by or on behalf of any other party, and there are no claims for any of the foregoing.

      SECTION 4.06. SUFFICIENT FUNDS.

      Exhibit N attached hereto sets forth complete and correct copies of commitment letters for the aggregate amount of $21.5 million in equity and debt financing (the "Financing Commitment"). As of the date hereof, the Financing Commitment has not been withdrawn or terminated and Purchaser has no reason to believe that the Financing Commitment will not lead to the financing as contemplated by the Financing Commitment. The Financing Commitment, together with funds that Purchaser can obtain without the prior consent, approval or other discretionary action of any Third Party, constitute all of the financing required to be provided by Purchaser for the consummation of the transactions contemplated by this Agreement and the payments of all fees and expenses incurred by Purchaser in connection therewith.

Purchaser acknowledges and agrees that there is no condition regarding financing with respect to Purchaser's obligation to consummate the transactions contemplated hereby.

      SECTION 4.07. "AS IS" TRANSACTION.

      Purchaser hereby acknowledges and agrees that, except as otherwise expressly provided in this Agreement, Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Acquired Assets, or otherwise relating to any of the transactions contemplated hereby, including without limitation any income to be derived or expenses to be incurred in connection with the Acquired Assets or the physical condition of any personal Acquired Assets comprising a part of the Acquired Assets or which is the subject of any Assumed Contract. Without in any way limiting the foregoing, subject to the representations, warranties and covenants expressly set forth in this Agreement, Seller hereby disclaims any warranty, express or implied, of merchantability or fitness for any particular purpose as to all or any portion of the Acquired Assets. Accordingly, subject to the representations, warranties and covenants expressly set forth in this Agreement, Purchaser will accept the Acquired Assets at the Closing "AS IS," "WHERE IS" AND "WITH ALL FAULTS."

      SECTION 4.08. NO OTHER PURCHASER REPRESENTATIONS OR WARRANTIES.

      EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4 AND PURCHASER'S OFFICER'S CERTIFICATE, NONE OF PURCHASER, ITS AFFILIATES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, ON BEHALF OF PURCHASER OR ANY OF ITS AFFILIATES.

                                   SECTION 5.
                          ACTIONS PRIOR TO THE CLOSING

      SECTION 5.01. CONFIDENTIALITY.

      Purchaser acknowledges that the information being provided to it in connection with the consummation of the transactions contemplated hereby is subject to the terms of that certain Non-Disclosure Agreement among Purchaser and Seller dated October 31, 2003 (the "Confidentiality Agreement"), the terms of which are incorporated in this Agreement by reference. Effective upon, and only upon, the Closing, Purchaser's obligations under the Confidentiality Agreement shall terminate with respect to information included in the Acquired Assets or related to the Business or the Acquired Assets; provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller, its Affiliates or any representatives of Seller or its Affiliates concerning Seller and its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

      SECTION 5.02. TAXES.

            (a) Transfer Taxes Borne by Seller and Purchaser. All sales, transfer, excise, value added, use or other similar Taxes not exempt under
Section 1146(c) of the Bankruptcy Code that may be imposed as a direct result of the transactions contemplated by this Agreement (such Taxes, "Transfer Taxes") will be borne equally by Seller and Purchaser.

            (b)   Pro-Rated Taxes. Other than Transfer Taxes set forth in
Section 5.02(a) and Taxes that are Assumed Liabilities, items of Tax relating to real and personal property and assessments on property acquired by Purchaser hereunder shall be pro-rated between Purchaser on the one hand and Seller on the other hand as of the Closing Date. All such pro-rations shall be allocated so that items relating to time periods ending prior to the Closing Date shall be allocated to Seller and items relating to time periods beginning on or after the Closing Dale shall be allocated to Purchaser.

            (c) Purchase Price Allocation; IRS Filings. Prior to or within thirty (30) days after the final determination of the Purchase Price, Purchaser shall in good faith allocate the Purchase Price (and all other capitalized costs, including those resulting from the assumption of liabilities) among the Acquired Assets. Such allocation shall be made in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended, and any corresponding applicable provisions of state, local or foreign Tax law and shall be reasonably acceptable to Seller. Purchaser shall prepare and deliver IRS Form 8594 (and corresponding state, local or foreign forms, if applicable) to Seller prior to or within the thirty (30) day period referred to above Seller shall cooperate with Purchaser in connection with its preparation of such tax forms and shall provide any information requested by Purchaser which is reasonably related to the preparation of such tax forms. For all Tax purposes, Purchaser and Seller agree to report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement and the allocations determined for in accordance with this Section 5.02(c), and that none of them will take any position inconsistent therewith in any Tax Return.

      SECTION 5.03. BULK TRANSFER LAWS.

      Purchaser hereby waives compliance by Seller with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

      SECTION 5.04. RETURNS HANDLING.

            (a) Returns; Credits. As promptly as practicable following the Closing, Seller and Purchaser will issue a joint letter to customers of the Product, advising such customers of Purchaser's responsibilities in connection with returns and credits. Purchaser shall be responsible for handling the returns and credits for all Product which accrue before, on or after the Closing Date, including with respect to Product returned and not replaced prior to the Closing Date. In the event that any returns for which Purchaser is responsible are delivered to Seller, such returns shall be shipped by Seller to Purchaser, and Purchaser shall reimburse Seller for the shipping costs incurred.

            (b) Reimbursement. Purchaser agrees to reimburse Seller, U.S. dollar for U.S. dollar, in the event that any of Seller's customers offset, against accounts payable by such customer to Seller, the cost of Product sold by Purchaser and returned by such customer. Seller agrees to provide notice to Purchaser of any such offset for which Seller is entitled to be reimbursed pursuant to Section 5.04(b). Payment shall be made promptly by Purchaser following receipt of notice of any such offset by a customer (together with supporting documentation). Seller and Purchaser shall cooperate to ensure that a customer does not offset returns of the Product against both Seller and Purchaser.

      SECTION 5.05. CONSENTS AND APPROVALS.

            (a) Purchaser acknowledges that the Sale Order will authorize the assumption and assignment of the Assumed Contracts without the requirement of any consent by the parties thereto. Subject to the provisions of Section 5.05(b), Seller shall use commercially reasonable efforts: (i) to obtain the consent of (x) BMS and Gillette to the assignment of the Master Vaniqa(R) License Agreement and (y) all other consents and approvals, as reasonably requested by Purchaser; (ii) to make, as reasonably requested by Purchaser, all filings, applications, statements and reports to all authorities that are required to be made prior to the Closing Date by or on behalf of Seller or any of its Affiliates pursuant to any applicable Regulation in connection with this Agreement and the transactions contemplated hereby; and (iii) to obtain, as reasonably requested by Purchaser, all required consents and approvals (if any) necessary to assign and transfer the Permits to Purchaser at Closing; provided that Seller shall not be required to make any filing (except for filing the motion to approve the Sale Order and the Sale Order) in connection with the transfer of a Permit or to take any other action required by this sentence unless Purchaser pays any and all fees and other charges (other than Seller's legal fees) imposed by any applicable authority in connection with such filing, transfer or other requested action. Seller agrees to keep Purchaser reasonably informed of its efforts and progress in obtaining the consents and approvals provided for in this Section 5.05(a). In the event that certain Permits are not transferable or replacements therefor are not obtainable on or before the Closing, but such Permits are transferable or replacements therefor are obtainable after the Closing, Seller shall continue to use such commercially reasonable efforts in cooperation with Purchaser after the Closing as may be required to obtain all required consents and approvals to transfer, or obtain replacements for, such Permits after Closing and shall do all things reasonably necessary to give Purchaser the benefits that would be obtained under such Permits; provided, however, Seller shall in no event be required to make any filing in connection with the transfer of a Permit or take any other action required by this sentence unless Purchaser pays any and all fees (other than Seller's legal fees) and other charges imposed by any applicable authority in connection with such filing, transfer or other requested action.

            (b) Seller shall not be required to incur any liability for any expenses, costs or obligations on account of consents required from any Third Party in connection with this Agreement or the transactions contemplated hereby, other than the professional fees incurred by Seller in connection with the negotiation and preparation of this Agreement and the applications for the Bidding Procedures Order and the Sale Order. Purchaser shall cooperate with the efforts of Seller to obtain any such required consents.

            (c) Seller shall not be required to incur any liability for any expense, cost or obligation in order to satisfy any governmental requirement except for the payment of filing fees.

      SECTION 5.06. CONDUCT OF THE BUSINESS PENDING THE CLOSING.

      Subject to any obligations as a debtor in possession under the Bankruptcy Code and except as otherwise expressly contemplated by this Agreement (including this Section 5.06 and in connection with securing any debtor-in-possession financing facility) or the Orders of the Bankruptcy Court or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Closing Date, Seller shall (i) conduct the Business in the ordinary course in a manner substantially similar to the manner in which Seller operated immediately prior to the commencement of the Chapter 11 Case (Purchaser acknowledging that Seller has terminated its entire sales force for the Product and is not marketing, selling or shipping any Product) and (ii) not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, subject to any obligations as a debtor in possession under the Bankruptcy Code and except as otherwise expressly contemplated by this Agreement (including this Section 5.06 and in connection with securing any debtor-in-possession financing facility), or the Orders of the Bankruptcy Court or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Closing Date, Seller will not:

            (a) sell, assign, transfer, convey, pledge, mortgage, lease, license or otherwise dispose of any of the Acquired Assets, or any interests therein, other than in the Ordinary Course of Business;

            (b) enter into, amend, cancel, terminate or waive any material right under any Assumed Contract;

            (c) permit any Acquired Assets owned, used or held for use in the conduct or operation of the Business to become subject to any encumbrances, except Permitted Liens or encumbrances approved by the U.S. Bankruptcy Court;

            (d) enter into any new license, consent agreement or other similar material agreement concerning Intellectual Property;

            (e) sell, ship or exchange any Product or units to any wholesaler or other distributor (provided, the foregoing shall not restrict Seller from continuing to sell Product directly to physicians consistent with past practice and replacing up to 16,463 tubes of Product between April 15, 2004 and the seventh Business Day prior to the Closing Date to satisfy and reduce the Liability to Customers)

            (f) take or agree or commit to take any action that would make any representation and warranty of Seller hereunder inaccurate in any material respect on the Closing Date;

            (g) omit or agree to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect on the Closing Date; or

            (h)   agree or commit to do any of the foregoing.

      Purchaser acknowledges and agrees that nothing herein shall prohibit Seller from taking any actions with respect to those aspects of its business that are unrelated to the Business, including selling, assigning, transferring or otherwise disposing of products other than the Product.

      SECTION 5.07. FINANCIAL STATEMENTS.

      Seller understands and acknowledges that Purchaser or its Affiliates may in the future file a registration statement under the Securities Act of 1933, as amended, or become a reporting company under the Securities Exchange Act of 1934, as amended, and that, in connection therewith, may be required to file with the Securities Exchange Commission a statement of revenues and direct expenses for the Product for periods prior to the Closing. Accordingly, Seller will cooperate with Purchaser promptly for so long as Seller is reasonably capable of doing so and at Purchaser's expense, upon reasonable request of Purchaser, to furnish to Purchaser such additional information or documents and access to employees and representatives of Seller and its Affiliates as necessary for the preparation of such financial statements. Furthermore, Seller, for so long as Seller is reasonably capable of doing so and at Purchaser's expense, agrees to execute any customary management representation letters which are required to permit Purchaser's accountants to issue unqualified reports with respect to such financial statements.

      SECTION 5.08. CERTAIN CONTRACTS

      No later than five (5) Business Days following the commencement of the Chapter 11 Case, Seller shall file a motion to reject those Contracts listed on
Schedule 5.08 hereof.

                                   SECTION 6.
                         BANKRUPTCY AND OTHER COVENANTS

      SECTION 6.01. BANKRUPTCY COURT FILINGS AND APPROVALS.

            (a) Seller shall use its reasonable efforts to obtain entry of the Bidding Procedures Order and the Sale Order and such other relief from the Bankruptcy Court as may be necessary or appropriate in connection with this Agreement and the consummation of the transactions contemplated by this Agreement. Seller shall file with the Bankruptcy Court, on or prior to the end of the third (3rd) Business Day following the execution of this Agreement, the motion seeking entry of the Bidding Procedures Order and the Sale Order authorizing Seller to enter into this Agreement and to consummate the transactions contemplated hereunder.

            (b) Prior to the filing by Seller of the motions contemplated by the second sentence of Section 6.01(a), Seller will (i) provide a copy thereof to Purchaser and its counsel, (ii) provide Purchaser and its counsel a reasonable opportunity to review and comment on such document, and any amendment or supplement thereto and (iii) incorporate any reasonable comments of Purchaser and its counsel into such document and any amendment or supplement thereto.

            (c) If the Bidding Procedures Order, Sale Order or any other Orders of the Bankruptcy Court relating to this Agreement is appealed by any party (or a petition for certiorari, motion for rehearing, reargument, reconsideration or revocation, or other motion attacking any such Order is filed with respect thereto), Seller shall take all commercially reasonable and appropriate steps to defend against such appeal, petition or motion and to use commercially reasonable and appropriate efforts to obtain an expedited resolution of any such appeal, petition or motion, in any such case with the objective of effecting the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein.

            (d) Purchaser will not file any pleading or take any other action in the Bankruptcy Court with respect to this Agreement or the consummation of the transactions contemplated hereby that is inconsistent with performing and carrying out the provisions of this Agreement in accordance with the terms and subject to the conditions herein; provided, however, that nothing contained in the foregoing will be construed to limit in any way Purchaser's rights under this Agreement, including Purchaser's rights under Section 9 of this Agreement, or to limit Purchaser's rights to advocate for the approval of this Agreement effectuating it and against any Alternative Transaction that does not effectuate this Agreement.

      SECTION 6.02. ASSUMPTION OF CONTRACTS: NOTICE TO REJECT DESIGNATED
                    CONTRACTS.

            (a) On or after the date of this Agreement, Seller will not assume any employment agreement or other benefit plan providing for any payment (on a change of control or otherwise) as a result of the Closing, or any other Contract in the Chapter 11 Case without the prior written consent of Purchaser.

            (b) Purchaser shall have the right in its sole and absolute discretion to delete any Assumed Contract listed on Exhibit E at any time prior to two (2) Business Days before the Sale Hearing; provided that the foregoing shall not reduce or otherwise effect the Purchase Price.

      SECTION 6.03. RELEASE OF LIENS.

      Certain indebtedness of Seller is secured by Liens on certain of the Acquired Assets. Pursuant to and by virtue of the Sale Order, all such Liens (other than Permitted Liens) will be discharged and will attach solely to the proceeds from the sale of the Acquired Assets.

      SECTION 6.04. TRANSFER OF ASSETS.

      Seller agrees to cooperate with Purchaser in making the tangible Acquired Assets ready for transfer, and to pay and discharge at or prior to the Closing all claims of Third Parties having physical possession or control of such tangible Acquired Assets to the extent necessary to enable Purchaser to obtain physical possession or unencumbered use and enjoyment thereof (other than Permitted Liens); provided that nothing in this Section 6.04 shall prevent Seller from contesting any claims of Third Parties relating to the Acquired Assets.

      SECTION 6.05. [INTENTIONALLY OMITTED]

      SECTION 6.06. NOTICE OF PROCEDURE ORDER.

      Promptly after the entry of the Bidding Procedures Order, Seller shall serve on all parties to whom service of the Sale Notice (as defined in the Bidding Procedures Order) is required under the terms of the Bidding Procedures Order notice, in form and substance reasonably satisfactory to Purchaser, disclosing the material terms of this Agreement, the Bidding Procedures Order (including the procedure for the submission of Qualified Bids), and the identity of Purchaser.

      SECTION 6.07. NO SOLICITATION; BANKRUPTCY COURT PROCEDURES.

            (a) Purchaser and Seller acknowledge that under the Bankruptcy Code the sale of Acquired Assets including the assumption and assignment of Assumed Contracts is subject to approval of the Bankruptcy Court. Purchaser and Seller acknowledge that to obtain such approval Seller must demonstrate that is has taken reasonable steps to obtain the highest or best price possible for the Acquired Assets, including giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the Acquired Assets to responsible bidders, entertaining higher or better offers from responsible bidders and, if necessary, conducting an Auction

            (b) Neither Seller nor any of its Affiliates, officers, directors, employees, agents or representatives (including attorneys, investment bankers, brokers and accountants) ("Restricted Persons") shall, from and after the date hereof and until the Bankruptcy Court enters the Bidding Procedures Order (including approval of the Break-Up Fee and the Expense Reimbursement) with respect to this Agreement, or the Bankruptcy Court denies such approval, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or encourage or respond (other than solely to disclose this restriction) to, any inquiries or proposals or offers by, or provide any information to, or otherwise cooperate in any way with, any person, group or other entity other than Purchaser and its representatives concerning the sale of the Acquired Assets; provided, however, Seller and any Restricted Person may (i) in response to an acquisition proposal for some or all of the Acquired Assets that was not solicited after the date hereof, participate in negotiations or discussions with, request clarifications from, or furnish information to, any person which makes such acquisition proposal, and (ii) continue discussions and negotiations and continue to provide information to any person, group or other entity with which Seller has been conducting such discussions or negotiations since March 31, 2004.

            (c) Nothing in this Section 6.07 shall permit Seller to terminate this Agreement (except as specifically provided in Section 9). Any violation of the restrictions set forth in this Section 6.07 by any Restricted Person of Seller or any of its subsidiaries will be deemed a breach of this Section 6.07 by Seller.

      SECTION 6.08. OVERBID PROCEDURES.

      Third Parties interested in acquiring the Business or the Acquired Assets, may submit to Seller a Qualified Bid including terms and conditions that are at least as favorable to Seller as those set forth in this Agreement in accordance with the provisions of the Bidding Procedures Order and this Section 6.08. The Bidding Procedures Order, as entered by the Bankruptcy Court, shall provide that Third Parties intending to submit Qualified Bids shall do so not less than five
(5) Business Days prior to the Auction and that Seller shall immediately provide Purchaser with a copy of any such Qualified Bids. Any Qualified Bids submitted by a Third Party must provide consideration in an amount at least equal to the sum of the Break-Up Fee and the Expense Reimbursement, and must additionally provide incremental value to Seller in an amount equal to at least $250,000. At the Auction, Purchaser and any other third

Party submitting an Qualified Bid may make offers that improve upon their respective prior offers to Seller (each, a "Topping Offer"). To be eligible to be considered by Seller, each Topping Offer must exceed the value to Seller of the preceding highest offer in an increment of at least $100,000. If, upon conclusion of the Auction, Purchaser has failed to make a Topping Offer that Seller in its reasonable discretion determines to be better than all other Qualified Bids as such Qualified Bids may be amended by a Topping Offer made at the Auction, Seller may enter into a definitive agreement with the successful Third Party bidder(s), in which event, (x) upon consummation of an Alternative Transaction, the Break-Up Fee provisions set forth in Section 6.09 hereof and the Bidding Procedures Order shall be paid from the proceeds of such Alternative Transaction and this Agreement shall terminate without any further action of either party, and (y) if such Alternative Transaction is not consummated Purchaser shall stand ready to consummate the transaction set forth in this Agreement as amended by any Topping Offer submitted by Purchaser at the Auction and the parties shall close in accordance with the terms and conditions of this Agreement, as amended by any Topping Offer submitted by Purchaser at the Auction, through and including the date that is fifteen (15) Business Days after the date of the Auction, after which date Purchaser shall no longer be required to consummate such transaction as amended by any Topping Offer submitted by Purchaser at the Auction, and this Agreement shall terminate and any obligation of Purchaser to close this Agreement shall irrevocably expire. In the event that Seller determines, in its reasonable discretion, that the last Topping Offer submitted by Purchaser is better than all other Qualified Bids as such Qualified Bids may be amended by a Topping Offer submitted at the Auction, then within two
(2) Business Days following the conclusion of the Auction, Seller and Purchaser shall enter into an amendment to this Agreement to reflect Purchaser's last Topping Offer.

      SECTION 6.09. BREAK-UP FEE AND EXPENSE REIMBURSEMENT.

      If this Agreement is terminated pursuant to Section 6.08 hereof and Seller enters into and consummates an Alternative Transaction then, subject only to entry of the Bidding Procedures Order, Seller shall pay to Purchaser (i) a break-up fee in the amount of $750,000 (the "Break-Up Fee") plus (ii) Expense Reimbursement incurred up to $250,000 by Purchaser, on the date of the consummation of the Alternative Transaction; provided however that if the Break-Up Fee and/or Expense Reimbursement are not paid from the proceeds of an Alternative Transaction for any reason, in violation of the terms of the Bidding Procedures Order, the Break-Up Fee and/or Expense Reimbursement will be paid as an administrative claim of the bankruptcy estate and the Break-Up Fee shall accrue interest from the date required for payment at a rate of six percent (6%), except that no such interest will accrue during any period in which Seller is prohibited from paying such amount by an Order not obtained directly or indirectly by, or with the support of, Seller or its pre-petition secured lenders.

                                   SECTION 7.
                            CONDITIONS TO OBLIGATIONS

      SECTION 7.01. CONDITIONS TO OBLIGATIONS OF PURCHASER.

      The obligation of Purchaser to effect the Closing under this Agreement is subject to the satisfaction or waiver by Purchaser, at or prior to the Closing, of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Seller made in this Agreement with qualification as to materiality or Material Adverse Effect or words of similar import shall be true and correct and representations and warranties made without such qualifications shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except, in each case, to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct or true and correct in all material respects, as the case may be, on and as of such earlier date).

            (b) Covenants. Seller shall have performed in all material respects all obligations and covenants required to be performed or complied with by it under this Agreement by the time of the Closing.

            (c) Closing Deliverables. Seller shall have delivered or caused to be delivered to Purchaser each of the documents specified in Section 2.04(b) of this Agreement.

            (d) Bankruptcy Condition. The Sale Order shall have been entered by the Bankruptcy Court and such Order shall be in form and substance reasonably satisfactory to Purchaser. The Sale Order to be reasonably satisfactory to Purchaser shall, at a minimum, (i) approve this Agreement and the transactions contemplated hereby, (ii) provide that the Acquired Assets are being sold to Purchaser free and clear of all Liens, except Permitted Liens, pursuant to
Section 363(f) of the Bankruptcy Code, (iii) provide that all relevant Third Parties have consented to the assignment of the Assumed Contracts or that the Bankruptcy Court has found that under Section 365(f) of the Bankruptcy Code that the Assumed Contracts can be assigned notwithstanding any anti-assignment provisions and ordered such assignment, (iv) approve the assumption and assignment to Purchaser of the Assumed Contracts and any Cure Costs to be paid by Seller, and (v) find that Purchaser is a good faith purchaser entitled to the protection of Section 363(m) of the Bankruptcy Code.

            (e) Assumption and Assignment. The Sale Order shall approve and authorize the assumption and assignment of the Assumed Contracts and any Cure Costs to be paid by Seller.

            (f) Designation of Purchaser as First Qualified Bidder. Seller shall have (i) designated Purchaser as the "stalking horse" or the First Qualified Bidder (as defined in the Bidding Procedures Order) pursuant to and in accordance with the Bidding Procedures Order, (ii) taken all actions necessary to provide that Purchaser shall be entitled to the Break-Up Fee and Expense Reimbursement pursuant to and in accordance with the Bidding Procedures Order and Section 6.09 of this Agreement, and (iii) filed with the Bankruptcy Court (and served on all parties to whom service of the Sale Hearing Notice (as defined in the Bidding Procedures Order) is required under the terms of the Bidding Procedures Order) notice, in form and substance reasonably satisfactory to Purchaser, disclosing the terms of the Break-Up Fee, the Expense Reimbursement and the identity of Purchaser.

      SECTION 7.02. CONDITIONS TO OBLIGATIONS OF SELLER.

      The obligation of Seller to effect the Closing under this Agreement is subject to the satisfaction or waiver by Seller, at or prior to the Closing, of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Purchaser made in this Agreement with qualification as to materiality or Material Adverse Effect or words of similar import shall be true and correct and representations and warranties made without such qualifications shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except, in each case, to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct or true and correct in all material respects, as the case may be, on and as of such earlier date).

            (b) Covenants. Purchaser shall have performed in all material respects all obligations and covenants required to be performed or complied with by Purchaser under this Agreement by the time of the Closing.

            (c) Closing Deliverables. Purchaser shall have delivered or caused to be delivered to Seller, each of the documents and other deliverables specified in Section 2.04(c) of this Agreement.

            (d) Bankruptcy Condition. The Sale Order shall have been entered by the Bankruptcy Court and such orders shall be in form and substance reasonably satisfactory to Seller. At a minimum, the Sale Order to be reasonably satisfactory to Seller shall (i) provide that the Acquired Assets are being sold to Purchaser free and clear of all Liens, except Permitted Liens, pursuant to
Section 363(f) of the Bankruptcy Code and (ii) find that Purchaser is a good faith purchaser entitled to the protection of Section 363(m) of the Bankruptcy Code. If the Sale Order shall have been appealed, no stay shall be in effect.

      SECTION 7.03. CONDITIONS TO OBLIGATIONS OF PURCHASER AND SELLER.

      The obligation of Purchaser and Seller to effect the Closing under this Agreement is subject to the satisfaction or waiver by Purchaser and Seller, at or prior to the Closing, of the following conditions:

            (a) No Proceedings. No proceedings that question the validity or legality of the transactions contemplated hereby shall have been instituted or threatened and not settled or otherwise terminated.

            (b) Consents. All consents and approvals of Governmental Entities necessary to permit the transactions contemplated hereby to be consummated shall have been obtained.

                                   SECTION 8.
                            ACTIONS AFTER THE CLOSING

      SECTION 8.01. TRANSFER OF REGULATORY MATTERS.

            (a) Promptly after the Closing and in any event within thirty (30) days after the Closing, Purchaser shall file with the FDA the information required pursuant to 21 C.F.R. Part 314, or any successor regulation thereto, to transfer the Product Registrations from Seller to Purchaser. The parties also agree to use all reasonable commercial efforts, and in any event within thirty
(30) days, to take any and all other actions required by the FDA, or other Governmental Entity, if any, to effect the transfer of the Product Registrations from Seller to Purchaser.

            (b) Except as provided in Section 8.01(a), from and after the Closing, Purchaser, at its cost, shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Entity required by Requirements of Laws in respect of the Product Registrations, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental Entity, (ii) taking all actions and conducting all communication with Third Parties in respect of the Product (whether sold before or after the Closing), including responding to (A) complaints in respect thereof, including complaints related to tampering or contamination, and (B) all medical information requests, and (iii) investigating all complaints and adverse drug experiences in respect of the Product (whether sold before or after the Closing).

      SECTION 8.02. EFFECTIVE TIME OF CLOSING.

      The Closing shall be effective for all purposes as of the opening of business on the Closing Date and the Books and Records of Seller shall be closed appropriately to reflect the effective time of the Closing.

      SECTION 8.03. INSURANCE.

      Notwithstanding anything to the contrary contained in this Agreement, upon the reasonable written request of Purchaser, Seller agrees, as long as it is reasonably capable of doing so and at

Purchaser's cost, to pursue any claims for insurance that may arise after the Closing Date related to the Acquired Assets in connection with matters arising prior to the Closing Date, and to remit any proceeds received in connection therewith to Purchaser without additional consideration from Purchaser. In the event that Seller is not reasonably capable of pursuing any such claim for insurance, then Seller hereby assigns, effective as of the Closing, all of its right, title and interest to such claim to Purchaser and authorizes Purchaser to pursue such claim in Seller's name and stead. In no event shall Seller be obligated to pursue, or be obligated to continue to pursue, recovery of any claims on Purchaser's behalf if at any time Seller reasonably believes that amounts are not recoverable under such policies or if such claims relate in any way to Excluded Assets or Excluded Liabilities.

      SECTION 8.04. ACCESS TO INFORMATION.

            (a) At any time after the Closing: (i) upon the request of either party, any statutory committee of creditors, trustee, liquidating trust or similar entity, upon reasonable written notice, Seller or Purchaser shall furnish or cause to be furnished to the requesting party as promptly as practicable, such information and assistance (to the extent within the control of Seller or Purchaser) relating to the Acquired Assets (including access to the Books and Records) as is reasonably requested for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, the prosecution or defense of any claim, suit or proceeding related to any Tax Return, and in connection with any Proceedings, subject to reasonable rules and regulations imposed by either party and applicable Requirements of Laws; and (ii) each of the parties shall cooperate with the requesting party, any statutory committee of creditors, trustee, liquidating trust or similar entity in the conduct of any audit or other proceeding relating to Taxes involving the Business. Purchaser shall retain the Books and Records included in the Acquired Assets for a period of seven (7) years after the Closing and shall pay any storage costs associated therewith.

            (b) Each of the parties shall reimburse the other party for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 8.04. No party shall be required by this Section 8.04 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Purchaser, the Business).

            (c) Nothing in this Section 8.04 or otherwise in this Agreement shall require the disclosure or access by any party of any documents or information that would cause such party to forfeit or waive attorney-client privilege accorded it under applicable Requirements of Laws.

      SECTION 8.05. NO USE OF CERTAIN NAMES.

            (a) Except as set forth in this Section 8.05, following the Closing, Purchaser shall not have any rights by virtue of this Agreement or any of the transactions or agreements contemplated hereby to the name "Women First HealthCare."

            (b) Purchaser shall promptly, and in any event within six (6) months after the Closing, complete the revision of all product literature relating to the Product, including, without limitation, by deleting all references (i) to "Women First HealthCare" and (ii) to Seller's or its Affiliates' customer service address or phone number. For a period of six (6) months from the Closing Date, Purchaser may continue to distribute product literature that uses Seller's name, address or phone numbers to the extent that such literature exists on the Closing Date, and Seller hereby grants to Purchaser rights under any copyrights and other intellectual property owned, used or held for use in the conduct or operation of the Business to the extent necessary to allow Purchaser to so use such product literature during such period; provided, however, that (i) Purchaser shall institute appropriate procedures (which procedures may be tracking of lot number information) to ensure that the Product finished or sold by, or on behalf of Purchaser, can be distinguished from the Product finished or sold by, or on behalf of, Seller prior to the Closing Date and (ii) Purchaser shall be solely responsible for ensuring that the content, use and distribution of such product literature complies and is conducted in accordance with applicable Requirements of Laws.

            (c) Purchaser shall use all reasonable commercial efforts to obtain its own NDC Numbers for the Product as soon as practicable after the Closing and in any event within ninety (90) days thereafter. Notwithstanding the forgoing, Purchaser may sell the existing Inventory of Product with Seller's NDC Numbers.

      SECTION 8.06. CUSTOMER NOTIFICATIONS.

      Promptly after the Closing Date, Seller and Purchaser shall jointly notify all wholesale customers of the Product of the transfer of the Acquired Assets to Purchaser and that all purchase orders for Product should be sent to Purchaser at:

                    SkinMedica, Inc,
                    5909 Sea Lion Place, Suite H
                    Carlsbad, CA 92008
                    Facsimile: (760) 448-3601
                    Telephone: (760) 448-3680
                    Attention: Diane Goostree

      SECTION 8.07. FURTHER ASSURANCES AND SERVICES.

            (a) Seller shall from time to time after the Closing, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by Purchaser to make effective the transactions contemplated by this Agreement and each Related Instrument. Purchaser shall from time to time after the Closing, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by Seller, any statutory committee of creditors, trustee, liquidating trust or similar entity to make effective the transactions contemplated by this Agreement and each Related Instrument. Without limiting the generality of the foregoing, from time to time after the Closing and without further consideration, (i) Seller, upon the request of Purchaser and at Purchaser's expense, shall execute and deliver such documents and instruments of conveyance and transfer as Purchaser may reasonably request in order to consummate more effectively the purchase and sale of the Acquired Assets as contemplated hereby and to vest in Purchaser title to the Acquired Assets transferred hereunder, provided that (x) Seller shall not be required to execute or deliver any document or instrument pursuant to this Section 8.07 that includes any provisions that impose obligations upon Seller that are different or greater than those imposed upon Seller under the other provisions of this Agreement or the documents executed pursuant hereto and (y) in no event shall Seller be required to incur any cost or expense in the performance of its obligations under this Section 8.07, and (ii) Purchaser, upon the request of Seller, any statutory committee of creditors, trustee, liquidating trust or similar entity and at the expense of the requesting party, shall execute and deliver such documents and instruments of contract or lease assumption as the requesting party may reasonably request in order to confirm Purchaser's liability for the obligations assumed hereunder or otherwise more fully consummate the transactions contemplated by this Agreement.

            (b) If so requested by Purchaser, for so long as Seller is reasonably able to do so and at Purchaser's expense, Seller shall provide to Purchaser such services as may be reasonably requested by Purchaser to enable Purchaser to transition the Business to Purchaser (the "Transition Services"), but in no event shall such Transition Services extend beyond three (3) months following the Closing Date. Within ten (10) Business Days after the Sale Order, Purchaser will specify in writing the Transition Services required, the amounts to be paid by Purchaser to Seller therefor and the expected duration of such Transition Services to be provided by Seller. Purchaser will use its commercially reasonable efforts to minimize the scope and duration of the Transition Services.

      SECTION 8.08. REASONABLE ACCESS TO RECORDS AND CERTAIN PERSONNEL.

      Following consummation of the Closing, so long as the Chapter 11 Case is pending and so long as such access does not unreasonably interfere with either party's business operations, each party shall permit counsel to Seller, counsel to Purchaser, any other professionals employed in the Chapter 11 Case, any statutory committee of creditors, trustee, liquidating trust or similar entity reasonable access to its employees and any books and records constituting a portion of the Acquired Assets and that relate to all or any portion of the Acquired Assets, the Assumed Obligations or the Business (whether in documentary or data form) for the purpose of (i) the continuing administration of the Chapter 11 Case (including, without limitation, the pursuit of any Avoidance Action by Seller), (ii) the preparation of any Tax Returns required to be filed or (iii) the defense of any audit, examination, administrative appeal or litigation of any Tax Return in which either party is included. Such access shall include the right of such persons to copy such documents and records as they may request in furtherance of the purposes described above. If either party moves any such documents or records, any of the foregoing persons shall have the right to require that party to copy and deliver to such person or its professionals such documents and records as they may request, but only to the extent such requesting party or any such professional (x) furnishes reasonably detailed written descriptions of the materials to be so copied and (y) reimburses the party for the costs and expenses thereof.

      SECTION 8.09. ADVERSE EVENT REPORTING.

      Each of Purchaser and Seller shall promptly notify the other of any significant adverse events that relate to the Product or are required in accordance with any Requirements of Law, including adverse drug experiences and governmental inquiries, and each of Purchaser and Seller shall cooperate with the other in connection therewith as reasonably requested by the other party and as follows:

            (a) Serious Adverse Events related to the Product of which Seller becomes aware shall be submitted to Purchaser within three (3) Business Days but no more than four (4) calendar days from the date Seller first becomes aware of such Serious Adverse Event. Non-Serious Adverse Events for the Product that are reported to Seller shall be submitted to Purchaser no more than one (1) month from the date received by Seller; provided, however, that medical and scientific judgment should be exercised in deciding whether expedited reporting is appropriate in other situations, such as important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent a Serious Adverse Event outcome. In no event shall Seller submit to Purchaser any adverse event report or similar information that does not relate to the Product.

            (b) Serious Adverse Events related to the Product of which Purchaser becomes aware shall be submitted to Seller within three (3) Business Days but no more than four (4) calendar days from the date Purchaser first became aware of such Serious Adverse Event. Upon the request of Seller, Purchaser shall submit to Seller any Non-Serious Adverse Events for the Product.

            (c) Until the reporting procedures referenced in Section 8.09(e) herein have been instituted by Purchaser and Seller, a "Serious Adverse Event" for the Product shall have the meaning set forth in 21 C.F.R. Section 314.80(a), as amended from time to time, and a "Non-Serious Adverse Event" for the Product is defined as an untoward medical occurrence at any dose of the Product that is not a Serious Adverse Event.

            (d) As provided in Section 8.09(b) above, Purchaser shall be solely responsible for reporting adverse events to Governmental Entities to the extent required by applicable Requirements of Law. Seller shall report all Serious Adverse Events and all Non-Serious Adverse Events involving the Product learned by it to:

                   SkinMedica, Inc,
                   5909 Sea Lion Place, Suite H
                   Carlsbad, CA 92008
                   Facsimile: (760) 448-3601
                   Telephone: (760) 448-3680
                   Attention: Diane Goostree

      A CIOMS-I form or a form that contains the data elements of a CIOMS-I form is recommended.

            (e) As soon as reasonably practicable after the Closing Date, Purchaser and Seller shall discuss and develop mutually acceptable guidelines and procedures for the receipt, recordation, reporting, communication (as between the parties) and exchange of Serious Adverse Event and Non-Serious Adverse Event information, as applicable, to the other party; provided that Purchaser shall have exclusive responsibility for communications with Governmental Entities concerning the Product and related Serious Adverse Event and Non-Serious Adverse Event information. The parties shall bear their respective costs incurred in connection with receiving, recording, reviewing, reporting, communicating and exchanging with each other regarding and, as applicable, reporting and responding to Serious Adverse Events and Non-Serious Adverse Events.

            (f) At the request of Seller, Purchaser shall cease reporting all Serious Adverse Events involving the Product to Seller. Subject to Section 8.10, Seller shall continue to make reports of Serious Adverse Events and Non-Serious Adverse Events to Purchaser in accordance with this Section 8.09.

      SECTION 8.10. POST-CLOSING MATTERS.

      Notwithstanding any provision hereof to the contrary, Purchaser acknowledges and agrees that (a) nothing herein shall obligate Seller to maintain its corporate existence or retain any employees or personnel in order for Seller to satisfy any of its obligations under this Agreement following the Closing Date, including with respect to providing the Transition Services pursuant to Section 8.07(b), and (b) the failure of Seller to satisfy any of such obligations on account of Seller's liquidation or reduced personnel and resources shall not constitute a breach hereof. Seller agrees to keep Purchaser reasonably informed regarding its proposed schedule to liquidate and to give Purchaser prompt notice of the date on which Seller intends to liquidate after such date has been determined.

                                   SECTION 9.
                        TERMINATION; TERMINATION PAYMENT

      SECTION 9.01. TERMINATION.

      This Agreement may be terminated prior to the Closing as follows:

            (a)   by mutual written agreement of Purchaser and Seller;

            (b) by either Purchaser or Seller if there shall be in effect an Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or imposing restrictions on Purchaser's ability to operate the Business and such Order remains in effect for more then fifteen (15) days;

            (c) by either Purchaser or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations, warranties or covenants set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach or which breach, by its nature, cannot be cured prior to the Closing, and which breach, individually or together with all other such breaches, would have a Material Adverse Effect on the Acquired Assets or the Business, in the case of breaches by Seller, or a Material Adverse Effect on Purchaser's ability to consummate the transactions contemplated hereby, in the case of breaches by Purchaser;

            (d)   by Purchaser if one or more conditions set forth in Section
7.01 or 7.03 has not been or cannot be fulfilled or satisfied prior to the date specified (i) in such condition (if such condition specifies a date by which such condition must be satisfied) or (ii) in Section 9.01(i) below;

            (e) by Seller if one or more conditions set forth in Section 7.02 or 7.03 has not been or cannot be fulfilled or satisfied prior to the date specified (i) in such condition (if such condition specifies a date by which such condition must be satisfied) or (ii) in Section 9.01(i) below;

            (f) by Purchaser or Seller if Seller enters into and consummates an Alternative Transaction;

            (g) by Purchaser in the event the Bidding Procedures Order (1) has not been entered on or before the thirtieth (30th) day following the commencement of the Chapter 11 Case, (2) is not entered in a form and substance reasonably satisfactory to Purchaser, or (3) does not become a Final Order on or before one (1) Business Day prior to the date of the Auction;

            (h) by Purchaser in the event the Sale Order in a form reasonably satisfactory to Purchaser has not been entered on or before the seventy-fifth
(75th) day following the commencement of the Chapter 11 Case;

            (i) by Purchaser or Seller, if the Closing shall not have been consummated on or prior to the one-hundredth (100th) day following the commencement of the Chapter 11 Case (or by such later date as shall be mutually agreed to by Purchaser and Seller in writing, which consent shall not be unreasonably withheld), unless the failure of such occurrence shall be due to the failure of Purchaser (if Purchaser is terminating) or Seller (if Seller is terminating) to perform or observe their respective agreements as set forth in this Agreement required to be performed or observed by such party on or before the Closing Date;

            (j) by Purchaser if the Pipeline Number on the seventh Business Day prior to the Closing Date exceeds 100,000; or

            (k) by Purchaser not later than two (2) Business Days prior to the date of the hearing pursuant to which Seller seeks entry of the Bidding Procedures Order (such hearing date, the "Hearing Date") if Purchaser has not, prior to the date that is two (2) Business Days prior to the Hearing Date, entered into a supply agreement or other arrangement with BMS or another manufacturer or supplier regarding the supply to Purchaser of Product (a "Supply Arrangement") on terms that are satisfactory to Purchaser in its sole and absolute discretion.

      SECTION 9.02. EFFECT OF TERMINATION.

            (a)   If this Agreement is terminated in accordance with Section
9.01 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect, except
(i) for this Section 9.02, (ii) for the provisions of Section 11 hereof, (iii) for the provisions of Section 5.01 relating to the obligation of Purchaser to keep confidential certain information and data obtained from Seller and (iv) that the termination of this Agreement for any cause shall not relieve any party hereto from any liability which at the time of termination had already accrued to any other party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination.

            (b) If the Bidding Procedures Order has been entered and this Agreement is terminated by either party pursuant to Section 9.01(f) Seller shall pay to Purchaser in immediately available funds the Break-Up Fee and Expense Reimbursement from the funds paid by the purchaser under the Alternative Transaction on the date of the closing of an Alternative Transaction; provided, however, that the Expense Reimbursement but not the Break-Up Fee shall be payable promptly if the Bidding Procedures Order has been entered and Purchaser terminates this Agreement pursuant to Section 9.01(c) (even if no Alternative Transaction occurs). The Break-Up Fee and Expense Reimbursement, as the case may be, shall be paid as an administrative expense of Seller with priority over any and all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code and in the event that Purchaser terminates this Agreement pursuant to Section 9.01(c), the Expense Reimbursement shall be payable out of Seller's cash and/or other collateral in which the Seller's senior secured lenders claim interests (prior to any further recovery by such lenders). The Seller hereby acknowledges that the Break-Up Fee and Expense Reimbursement, as the case may be, shall survive termination of this Agreement. Any such fee paid or payable as aforesaid is in the nature of liquidated damages and shall constitute the sole and exclusive remedy of Purchaser in the event of a termination hereunder.

                                  SECTION 10.
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                       INDEMNIFICATION FROM ESCROW ACCOUNT

SECTION 10.01.    SURVIVAL.

         The representations and warranties contained in this Agreement, Seller's Officer's Certificate and Purchaser's Officer's Certificate shall survive the Closing for a period of (and claims based upon or arising out of such representations and warranties may be asserted at any time before the date which shall be) four (4) months following the Closing Date. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing delivered in accordance with Section 11.01 hereof to the other party prior to such expiration.

SECTION 10.02.    INDEMNIFICATION BY SELLER.

            (a) Subject to Sections 10.02(b) and 10.07, from and after the Closing, Seller shall indemnify Purchaser, its Affiliates and each of their respective general partners, managers, stockholders, directors, officers, directors, employees, agents and representatives (collectively, the "Purchaser Indemnified Parties") against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("Losses"), as incurred (payable promptly upon written request), to the extent arising from or in connection with or otherwise with respect to:

                  (i) subject to Section 10.01, any breach of any representation or warranty of Seller that is contained in this Agreement or Seller's Officer's Certificate;

                  (ii) any breach of any covenant of Seller contained in this Agreement; and

                  (iii) the failure by Seller to pay, perform and discharge any
                        Excluded Liability.

            (b) Notwithstanding any provision hereof to the contrary, Seller shall not be required to indemnify any Person, and shall not have any liability:

                  (i) under Section 10.02(a) for any individual items where the Loss relating thereto is less than $20,000, and such items shall not be aggregated for purposes of clause
                        (ii) below;

                  (ii) under Section 10.02(a) unless the aggregate of all Losses for which Seller would, but for this clause (ii), be liable exceeds on a cumulative basis an amount equal to $100,000, and then only to the extent of any such excess; and

                  (iii) under Section 10.02(a) in excess of the Escrow Amount.

Notwithstanding any provision hereof to the contrary, Purchaser acknowledges and agrees that the Purchaser Indemnified Parties shall be entitled to indemnification only to the extent of the amounts in the Escrow Account and the sole source for payment for any claim made by a Purchaser Indemnified Party pursuant to this Section 10 shall be the amount contained in the Escrow Account. Any claims for Losses incurred by the Purchaser Indemnified Parties must be made no later than four (4) months following the Closing Date.

      SECTION 10.03. INDEMNIFICATION BY PURCHASER.

            (a) Subject to Section 10.07, from and after the Closing, Purchaser shall indemnify Seller, its Affiliates and each of their respective general partners, managers, stockholders, directors, employees, agents and representatives against, and hold them harmless from, any Loss, as incurred (payable promptly upon written request), to the extent arising from or in connection with or otherwise with respect to:

                  (i) subject to Section 10.01, any breach of any representation or warranty of Purchaser that is contained in this Agreement or Purchaser's Officer's Certificate;

                  (ii) any breach of any covenant of Purchaser contained in this Agreement;

                  (iii) the failure of Purchaser to assume, pay, perform and discharge any Assumed Liability;

                  (iv) the ownership and operation of the Acquired Assets after the Closing; and

                  (v) any regulatory Liability that occurs after the Closing but before the transfer of the Product Registrations as set forth in Section 8.01.

      SECTION 10.04. CALCULATION OF LOSSES.

      The amount of any Loss for which indemnification is provided under Section
10.02 or Section 10.03 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies (after reduction for any costs or expenses incurred in connection therewith, including, retrospective and prospective premium adjustments, experience-based premium adjustments) with respect to such Loss, and shall be reduced to take account of any net Tax benefit of the Indemnified Party arising from the occurrence or payment of any such Loss which is actually recognized via a reduction of income Tax liability that would have otherwise been due in the tax year such Loss is claimed (or, if applicable, in a prior year as a result of a carryback) on the Indemnified Party's federal and state income tax returns or within the four (4) succeeding tax years of the Indemnified Party. In computing the amount of such net Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of the right to receive any indemnity payment under
Section 10.02 or Section 10.03 or the incurrence or payment of any indemnified Loss. Further, if a net Tax benefit results in a tax year after the tax year the loss was originally claimed by the Indemnified Party, the net Tax benefit shall be computed by computing the present value thereof using a discount rate of ten percent (10%). Any indemnity payment under Section 10.02 or Section 10.03 shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to such price for federal income Tax purposes.

      SECTION 10.05. PROCEDURES.

            (a) In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the indemnifying party (the "Indemnifying Party") in writing (and in reasonable detail) of the Third Party Claim within fifteen (15) Business Days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

            (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Should the Indemnifying Party elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the

Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld or delayed). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim, provides for no remedy other than money damages and that would not otherwise materially adversely affect the Indemnified Party.

            (c) In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 10.02 or 10.03 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section
10.02 or 10.03, except to the extent that the Indemnifying Party demonstrates that it has been prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

      SECTION 10.06. SOLE REMEDY; NO ADDITIONAL REPRESENTATIONS.

      Except as otherwise specifically provided in this Agreement or in any Related Instrument, each of the parties acknowledge and agree that its sole and exclusive remedy after the Closing with respect to any and all claims and causes of action under or that are reasonably related to this Agreement, the transactions contemplated hereby, the Business, the Acquired Assets and the Assumed Liabilities (other than claims of, or causes of action arising from fraud or other tortious acts) shall be pursuant to the indemnification provisions set forth in this Section 10. In furtherance of the foregoing, each of the parties hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action under or that are reasonably related to this Agreement and the Related Instruments, the transactions contemplated hereby and thereby, the Business, the Acquired Assets and the Assumed Liabilities (other than claims of, or causes of action arising from, fraud or other tortious acts) it may have against any other party hereto arising under or based upon any applicable law or arising under or based upon common law or otherwise (except pursuant to the indemnification provisions set forth in Section 10.02 or Section 10.03, as applicable).

      SECTION 10.07. LIMITATIONS ON LIABILITY.

      THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES HERETO SHALL NOT EXTEND TO INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, INCLUDING BUSINESS INTERRUPTION, LOST PROFITS, DIMINUTION IN VALUE, LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS.

      SECTION 10.08. COOPERATION.

      Seller and Purchaser shall cooperate with one another in resolving any claim or liability with respect to which one party is obligated to indemnify another under this Agreement, including by making all reasonable commercial efforts to mitigate or resolve any such claim or liability. In the event Seller or Purchaser, as the case may be, shall fail to make all commercially reasonable efforts to mitigate or resolve any such claim or liability, then, notwithstanding any provision hereof to the contrary, the other party shall not be required to indemnify such party for any Loss that could reasonably be expected to have been avoided had Seller or Purchaser, as the case may be, made such efforts.

                                  SECTION 11.
                                  MISCELLANEOUS

      SECTION 11.01. NOTICES.

      All notices and other communications under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally, or when sent if mailed by registered or certified mail (return receipt requested) or by reputable overnight express courier (charges prepaid) or transmitted by facsimile (with confirmation of transmittal) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to Seller, to:

            Women First Healthcare, Inc.
            5355 Mira Sorrento Place, Suite 700
            San Diego, CA 92121
            Telephone: (858) 509-1171
            Facsimile: (858) 509-7538
            Attention: Chief Financial Officer

            with a copy to:

            Latham & Watkins LLP
            12636 High Bluff Drive, Suite 300
            San Diego, CA 92130
            Telephone: (858) 523-5400
            Facsimile: (858) 523-5450
            Attention: Robert E. Burwell, Esq.

            (b)   if to Purchaser, to:

            SkinMedica, Inc.
            5909 Sea Loin Place, Suite H
            Carlsbad, CA 92008
            Telephone: (760) 448-3680
            Facsimile: (760) 448-3601
            Attention: Diane Goostree

            with a copy to:

            Morrison & Foerster LLP
            3811 Valley Centre Drive, Suite 500
            San Diego, CA 92130
            Telephone: (858) 720-5180
            Facsimile: (858) 523-2821
            Attention: Jay de Groot, Esq.

            -and-

            Morrison & Foerster LLP
            1290 Avenue of the Americas
            New York, NY 10104

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            Telephone: (212) 468-8233
            Facsimile: (212) 468-7900
            Attention: Priscilla Hughes, Esq.

      SECTION 11.02. DESCRIPTIVE HEADINGS.

      The descriptive headings in this Agreement are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      SECTION 11.03. COUNTERPARTS.

      This Agreement may be executed in one or more counterparts and by facsimile signatures, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

      SECTION 11.04. ENTIRE AGREEMENT.

      This Agreement and the Related Instruments contain the entire agreement and understanding between the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings relating to such subject matter.

      SECTION 11.05. FEES AND EXPENSES.

      Regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement. As to the Related Instruments, Purchaser shall bear all fees, costs, taxes and expenses in connection with recording the assignments of Intellectual Property identified in the Assignment of Trademarks, Assignment of Copyrights, Assignment of Seller Patents and Assignment of Internet Names.

      SECTION 11.06. INJUNCTIVE RELIEF.

      Each of the parties agrees that if this Agreement is not performed in accordance with its specific terms or is otherwise breached, (a) severe and irreparable damage would occur, (b) no adequate remedy at law would exist and
(c) damages would be difficult to determine. Each of the parties agrees that, in such case, the injured party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable law, and the breaching party shall waive any requirement that such party post bond as a condition for obtaining any such relief.

      SECTION 11.07. ASSIGNMENT.

      Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be null and void; provided, however, that Purchaser may: (i) assign its rights and obligations after the Closing to the successor in interest to its business or a purchaser of all or substantially all of its assets relating to the Product; and (ii) pledge and grant a security interest in any of Purchaser's rights and interests in the Acquired Assets or the Business, including under this Agreement.

      SECTION 11.08. SUCCESSORS AND ASSIGNS.

      Neither this Agreement nor any of the rights or obligations arising hereunder shall be assignable without the prior written consent of the parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that notwithstanding the foregoing Purchaser (or its permitted assignee

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hereunder) may assign any or all of its rights and obligations under this
Agreement or its rights to purchase the Acquired Assets to any Affiliate of Purchaser which agrees in writing to be bound by and to perform fully all of Purchaser's obligations hereunder with respect to the Acquired Assets and, provided further, that in the event of any such assignment by Purchaser, Purchaser shall remain liable hereunder for the performance of Purchaser's obligations hereunder notwithstanding such assignment. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

      SECTION 11.09. SEVERABILITY.

      In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained in this Agreement shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

      SECTION 11.10. WAIVER OF JURY TRIAL.

      Each party hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any Related Instrument. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the Related Instruments, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.10.

      SECTION 11.11. GOVERNING LAW; EXCLUSIVE JURISDICTION.

            (a) All questions concerning the construction, validity, enforcement and interpretation of this Agreement and all Related Instruments shall be governed in accordance with the Bankruptcy Code and, to the extent not inconsistent with the Bankruptcy Code, by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

            (b) Without limiting any party's right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and the Related Instruments and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement and the Related Instruments, any breach or default hereunder or thereunder, or the transactions contemplated hereby or thereby, and (ii) any and all claims, actions, causes of action, suits and proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in
Section 11.01 hereof.

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      SECTION 11.12. SCHEDULES, EXHIBITS AND OTHER AGREEMENTS.

      The Exhibits, Schedules, other agreements, certificates and notices specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement.

      SECTION 11.13. AMENDMENTS AND WAIVERS.

      This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

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      IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase
Agreement as of the date first written above.

                                       WOMEN FIRST HEALTHCARE, INC.

                                       By: /s/ RICHARD VINCENT
                                           -------------------------------------
                                            Name: Richard Vincent
                                            Title: Vice President and Chief
                                                   Financial Officer

                                       SKINMEDICA, INC.

                                       By: /s/ REX BRIGHT
                                           -------------------------------------
                                            Name: Rex Bright
                                            Title: President and CEO

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